Exhibit 10.1

[EXECUTION COPY]

UNIT PURCHASE AGREEMENT

BY AND AMONG

STERLING NATIONAL BANK,

NEWSTAR BUSINESS CREDIT LLC,

AND

NEWSTAR FINANCIAL, INC.

Dated as of March 31, 2016

(continued)

(continued)

(continued)

Schedules

Schedule 1	Business Employee Retention Payments
Schedule 3.5(f)	Working Capital Methodology

Exhibits

Exhibit A	Covered Loans
Exhibit B	Loans

Disclosure Schedules

Schedule 4.1(a)	Company Organization and Good Standing
Schedule 4.1(b)	Company Subsidiaries’ Organization and Good Standing
Schedule 4.3(a)	No Conflicts
Schedule 4.3(b)	Consents of Third Parties
Schedule 4.4(b)	Capitalization of the Company
Schedule 4.4(c)	Capitalization of the Company Subsidiaries
Schedule 4.5	Company Subsidiary Activities
Schedule 4.6	Financial Statements
Schedule 4.7	No Undisclosed Liabilities
Schedule 4.8	Absence of Certain Developments
Schedule 4.9	Taxes
Schedule 4.9(i)	Tax Returns
Schedule 4.11(a)	Intellectual Property
Schedule 4.11(b)	Licenses
Schedule 4.11(d)	Infringement Notice
Schedule 4.12	Material Contracts
Schedule 4.13(a)	Employee Benefit Plans
Schedule 4.13(b)	Benefit Plan Compliance with Laws
Schedule 4.13(c)	Defined Benefit Plans
Schedule 4.14(c)	Business Employees
Schedule 4.14(d)	Payment Obligations
Schedule 4.15	Litigation
Schedule 4.16(b)	Compliance with Laws; Permits
Schedule 4.17	Leased Real Property
Schedule 4.19	Banks; Powers of Attorney
Schedule 4.20	Insurance
Schedule 4.21	Transactions with Affiliates

UNIT PURCHASE AGREEMENT

THIS UNIT PURCHASE AGREEMENT, dated as of March 31, 2016 (the “Agreement”), is by and among Sterling National Bank, a national banking association (“Purchaser”), NewStar Business Credit LLC, a Delaware limited liability company (the “Company”), and NewStar Financial, Inc., a Delaware corporation (the “Seller”).

R E C I T A L S:

Seller owns of record and beneficially all of the issued and outstanding membership interests of the Company (the “Units”).

Seller desires to assign, transfer, convey and sell the Units to Purchaser for cash, and Purchaser desires to purchase the Units from Seller for cash, on the terms and conditions set forth herein.

As a result of its acquisition of the Units, Purchaser will acquire 100% of the outstanding equity interests in the Company.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1. Certain Definitions.

(a) For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“Accounting Fees” has the meaning set forth in Section 3.5(d).

“Adjustment Time” means 12:01 a.m., Dallas, Texas time, on the Closing Date.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person.

“Affiliated Group” means any affiliated group within the meaning of Code §1504(a) (or any similar group defined under a similar provision of state, local or foreign Law) or any consolidated, combined, unitary or similar Tax group.

“Aggregate Covered Loan Liability Cap” means $3,000,000.

“Agreement” has the meaning set forth in the introduction to this Agreement.

“Asset Allocation” has the meaning set forth in Section 3.6(a).

“Assets” has the meaning set forth in Section 4.10.

“Balance Sheet Date” has the meaning set forth in Section 4.6.

“Base Purchase Price” means (i) the product of (A) 1.06 multiplied by (B) Gross Loan Receivables plus (ii) related accrued and unpaid fees as of the Closing Date minus (iii) $500,000 and minus (iv) $100,000 (which amount shall be paid by the Purchaser or the Company to the Business Employees listed on Schedule 1 when and in the amounts listed on Schedule 1).

“Basket” has the meaning set forth in Section 9.1(c).

“Benefit Plan” means any “employee benefit plan” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) and any other written or unwritten plan, contract, agreement, policy or other arrangement providing for employment, compensation, incentive, change in control, bonus, severance, deferred compensation, performance awards, stock or stock-related awards, fringe benefits, disability benefits, supplemental employment benefits, vacation benefits, paid time-off, educational assistance, retirement benefits, profit-sharing, post-retirement benefits, or other employee benefits or remuneration of any kind, in each case, entered into, maintained, sponsored, contributed or required to be contributed to by Seller or any of its Affiliates or ERISA Affiliates or with respect to which Seller or any of its Affiliates or ERISA Affiliates has any liability.

“Business Day” means any day of the year on which national banking institutions in Dallas, Texas are open to the public for conducting business and are not required or authorized to close.

“Business Employee” means any individual employed by Seller, the Company or any of the Company Subsidiaries and who has, at any time since the Balance Sheet Date, committed a material portion of his or her time and attention to the actual business of the Company or any Company Subsidiary (which, for the avoidance of doubt, shall not include time and attention to the process of negotiating this Agreement and preparing for the consummation of the transactions contemplated hereby given by employees of Seller who are not primarily engaged in the actual business of the Company and the Company Subsidiaries).

“Business Intellectual Property” has the meaning set forth in Section 4.11(a).

“Cap” has the meaning set forth in Section 9.1(c).

“Claim” has the meaning set forth in Section 9.3.

“Claim Objection Notice” has the meaning set forth in Section 9.5(a).

“Claim Objection Period” has the meaning set forth in Section 9.5(a).

“Closing” has the meaning set forth in Section 3.1.

“Closing Cash” means the cash and cash equivalents of the Company and the Company Subsidiaries.

“Closing Date” has the meaning set forth in Section 3.1.

“Closing Net Working Capital” means (i) all current assets (including Closing Cash) of the Company as of the Adjustment Time (but before taking into account the consummation of the transactions contemplated hereby and excluding any amounts taken into account in the calculation of Base Purchase Price), minus (ii) all current liabilities (excluding any items constituting Company Indebtedness and Company Transaction Expenses and any other liabilities for which an adjustment to the Base Purchase Price is otherwise being made, paid at Closing pursuant to Section 3.4(c)) of the Company as of the Adjustment Time (but before taking into account the consummation of the transactions contemplated hereby), determined in accordance with the methodology, and in each case including only those line items, set forth in Schedule 3.5(f).

“Closing Statement” has the meaning set forth in Section 3.5(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the introduction to this Agreement.

“Company Benefit Plan” means a Benefit Plan that is entered into, maintained or contributed to solely by one or more of the Company and the Company Subsidiaries; provided, however, that “Company Benefit Plan” shall not include any Benefit Plan which is sponsored, contributed to or required to be contributed to by Seller or any of its Affiliates or ERISA Affiliates (other than solely by any of the Company and the Company Subsidiaries), or with respect to which Seller or any of its Affiliates or ERISA Affiliates has any liability.

“Company Breaches” has the meaning set forth in Section 9.1(a)(i).

“Company Documents” has the meaning set forth in Section 4.2.

“Company Indebtedness” means, without duplication of any item in this definition or of any item included in the definition of Company Transaction Expenses or Closing Net Working Capital, (a) all indebtedness of the Company and the Company Subsidiaries for borrowed money (including all principal, interest, premiums, penalties, and breakage fees), including without limitation the obligations of the Company and the Company Subsidiaries under the Warehouse Agreements, (b) all obligations of the Company and the Company Subsidiaries evidenced by notes, bonds, debentures or similar instruments, (c) all obligations (including breakage costs) payable by the Company or the Company Subsidiaries under interest rate protection agreements or in respect of any interest rate, currency or commodity derivative or hedging transaction, (d) all obligations of the Company and the Company Subsidiaries for (i) the deferred purchase price of property or services (including the full amount of any actual or potential earn-out obligations), (ii) any deferred compensation liabilities to the extent an obligation of the Company or any of the Company Subsidiaries, or (iii) any unpaid bonus amounts with respect to any Business Employee, (e) all obligations under capital leases, and (f) all indebtedness or other obligations of the type referred to above of any other Person that is directly or indirectly guaranteed by the Company or any Company Subsidiary.

“Company LLC Agreement” means that certain Third Amended and Restated Limited Liability Company Agreement, by and between the Company and Seller, dated as of April 1, 2011.

“Company Material Adverse Effect” means any event, occurrence, fact, condition or change that, individually or in the aggregate, is, or would reasonably be expected to be, materially adverse to the condition (financial or otherwise), business, properties, liabilities or results of operations of the Company and the Company Subsidiaries, taken as a whole, but, in each case, changes or effects resulting directly or indirectly from the following, either alone or in combination, shall not be deemed to constitute, or be taken into account in determining whether there has been, such a material adverse effect: (a) changes in general economic, geographic market, financial or capital market, regulatory or political conditions in the United States, (including changes in interest rates) or anywhere else in the world impacting such general conditions in the United States (including foreign exchange rates), (b) terrorism, war or the outbreak or worsening of hostilities, or natural disasters anywhere in the world, whether commencing before or after the date of this Agreement, (c) changes in conditions generally applicable to the asset-based lending industry in which the Company operates, (d) changes in the Law or accounting regulations or principles or interpretations thereof, (e) any failure by the Company to meet any internal or published projections, forecasts, or revenue or earnings predictions (but including the causes of any such failures), (f) as a result of any action consented to or taken at the request of Purchaser, (g) any matter that is set forth in any Disclosure Schedule or (h) the execution or announcement of this Agreement, including the identity of Purchaser, or the taking of any action contemplated or required by this Agreement, or the consummation of the transactions contemplated hereby; provided, however, that, any matter of the type listed in clauses (a), (b), (c) or (d) above may only be taken into account in determining whether there has been or will be, or would reasonably be expected to be, a Company Material Adverse Effect to the extent such matter has had, or would reasonably be expected to have, a disproportionate adverse impact on the Company as compared to unrelated Persons engaged in the business of the Company.

“Company Subsidiary” means each of (i) NewStar Business Funding 2010-1 LLC and (ii) NewStar Business Funding 2012-1 LLC, and “Company Subsidiaries” means both of such entities, collectively.

“Company Transaction Expenses” means, without duplication of any item included in the calculation of Company Indebtedness or Closing Net Working Capital, the fees and expenses incurred by the Company at or before the Closing, whether on behalf of Seller, the Company, the Company Subsidiaries or otherwise, and payable or owing to third parties and relating to or arising out of the drafting, negotiating, execution or delivery of this Agreement or the other Company Documents or the consummation of the transactions contemplated hereby or thereby, including travel, legal, accounting, investment banking and other professional fees, in each case that are not paid prior to the Closing Date. For the avoidance of doubt, Company Transaction Expenses shall not include any fees or expenses included in the calculation of Closing Net Working Capital or any fees and expenses incurred by Purchaser.

“Consent” means, with respect to any Person, any approval, authorization, exemption, waiver, permission or consent of any kind of such Person.

“Contract” means any written or oral (to the extent legally binding) contract, lease, commitment or agreement.

“Copyrights” has the meaning set forth in clause (iii) of the “Intellectual Property” definition.

“Covered Loan Default Notice” has the meaning set forth in Section 9.7(c).

“Covered Loan Indemnity Liabilities” means, to the extent arising out of or resulting from any Defaulted Covered Loan, any actual charge-offs and actual and documented reasonable costs of collection relating thereto (including the amount of any discount on sale or other disposition but excluding any write-down or valuation adjustment), if any, realized upon final pay-down, negotiated settlement, or sale or other disposition of any such Defaulted Covered Loan, but excluding the amount of any advance after the Closing Date (other than advances to the extent either required pursuant to the applicable loan documents as in effect on the Closing Date (i.e., without amendment thereof) or pursuant to applicable Law or constituting over-advances with respect to which Purchaser has requested Seller’s consent in writing and Seller has, during the three (3) Business Day period following receipt of such request, either notified Purchaser in writing of its consent to such request or failed to notify Purchaser in writing of its denial of such consent), in each case (i) subject to the terms, conditions and procedures set forth in Section 9.7 of this Agreement, (ii) subject to the Aggregate Covered Loan Liability Cap, and (iii) only to the extent that such actual charge-offs and actual and documented reasonable costs of collection relating thereto are, with respect to each Covered Loan, incurred during the Covered Loan Survival Period.

“Covered Loan Parties” means, with respect to each Covered Loan, the borrower or borrowers (and any guarantor) under such Covered Loan.

“Covered Loan Refinance Notice” has the meaning set forth in Section 9.7(c).

“Covered Loan Survival Period” means, with respect to each Covered Loan, the eighteen (18)-month anniversary of the Closing Date.

“Covered Loans” means the Loans set forth on Exhibit A under the heading “Covered Loans.”

“Damages” has the meaning set forth in Section 9.1(a).

“Defaulted Covered Loan” means any Covered Loan with respect to which either (A) the applicable Covered Loan Parties are, at Closing or any time during the Covered Loan Survival Period, under the applicable loan documents, in default or violation of (i) any payment obligation, (ii) any financial covenant, or (iii) any other covenant that, pursuant to the terms of the applicable loan documents, would permit Purchaser or the Company, as lender, to accelerate the payment obligations in respect of such Covered Loan, in each case that has not been cured or, in Purchaser’s sole discretion, waived, but only to the extent that Purchaser or the Company, as lender, actually exercises such right to accelerate such payment obligations, (B) the applicable Covered Loan Parties fail to refinance such Covered Loan within 120 days after receipt of the Covered Loan Refinance Notice, or (C) the Company or Purchaser is required, by applicable Law or by Order of any Governmental Body having regulatory jurisdiction over either Purchaser or the Company, to sell or otherwise dispose of such Covered Loan.

“Delivery Date” has the meaning set forth in Section 3.5(a).

“Disclosure Schedules” has the meaning set forth in the introductory paragraph to Article IV.

“Dispute Notice” has the meaning set forth in Section 3.5(c)(i).

“Disputed Items” has the meaning set forth in Section 3.5(c)(i).

“D&O Indemnitees” has the meaning set forth in Section 7.2(a).

“Environmental, Health, and Safety Requirements” means all Laws and Orders concerning public health and safety, worker health and safety, and pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, recycling, reuse, storage, disposal, distribution, labeling, testing, processing, discharge, Release, threatened Release, control, or cleanup of any Hazardous Material, as such requirements are enacted and in effect on or prior to the Closing Date.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means (i) with respect to Seller, any trade or business (whether or not incorporated) under common control with Seller within the meaning of Section 4001(b)(1) of ERISA, or which together with Seller is treated as a single employer under Section 414(t) of the Code; and (ii) with respect to the Company and the Company Subsidiaries, any trade or business (whether or not incorporated) under common control with the Company and the Company Subsidiaries within the meaning of Section 4001(b)(1) of ERISA, or which together with the Company and the Company Subsidiaries are treated as a single employer under Section 414(t) of the Code).

“Estimated Base Purchase Price” has the meaning set forth in Section 3.3.

“Estimated Closing Net Working Capital” has the meaning set forth in Section 3.3.

“Estimated Purchase Price” has the meaning set forth in Section 3.3.

“Final Purchase Price” has the meaning set forth in Section 3.5(e).

“Financial Statements” has the meaning set forth in Section 4.6.

“Fundamental Representations” means, collectively, the following representations and warranties set forth in this Agreement: Section 4.1 (Organization and Good Standing), Section 4.2 (Authorization of Agreement), Section 4.4 (Capitalization), Section 4.5 (Subsidiaries), Section 4.9 (Taxes), Section 4.18 (Financial Advisors), Section 5.2 (Power and Authority), Section 5.3 (Ownership), Section 6.1 (Organization and Good Standing), Section 6.2 (Authorization of Agreement), Section 6.4 (Financial Advisors).

“GAAP” means United States generally accepted accounting principles and practices as in effect from time to time and applied consistently throughout the periods involved applying the respective historical accounting principles, policies, practices and methods of the Company.

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, or local, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

“Gross Loan Receivables” means, as of the Closing Date, the aggregate outstanding principal balance of all of the Loans plus accrued and unpaid interest thereon.

“Guarantees” means all guarantees, surety bonds, fidelity bonds, performance bonds and letters of credit issued by or on behalf of the Company.

“Hazardous Material” means any material or substance subject to regulation under any applicable Environmental, Health, and Safety Requirements, including but not limited to any hazardous wastes, or other wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, or radiation regulated under, including any material, substance or waste defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “toxic waste,” “ hazardous pollutant” or “toxic substance” in, the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended (42 U.S.C. Section 9601, et. seq.), the Occupational Health and Safety Act (29 U.S.C. Section 651, et. seq.), the Hazardous Materials Transportation Act, as amended (49 U.S.C. Section 1801, et. seq.), the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, as amended (42 U.S.C. Section 6901, et. seq.), the Toxic Substances Control Act, as amended (15 U.S.C. Section 2601, et. seq.), the Federal Water Pollution Control Act, as amended by the Clean Water Act, 33 U.S.C. Section 1251 et seq.; the Clean Air Act (42 U.S.C. Section 7401 et seq.), the Atomic Energy Act (42 U.S.C. Section 2014, et seq.), and the Energy Reorganization Act (42 U.S.C. Section 5801 et seq.), each and all as amended, and each state counterpart, or any other Environmental, Health, and Safety Requirements.

“Income Tax” means any federal, state, local or foreign income, franchise, net profits, or similar Tax (however denominated) measured in whole or part by income, including any interest, penalty or addition thereto, whether disputed or not.

“Income Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Income Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Indemnitee” has the meaning set forth in Section 9.3.

“Indemnitor” has the meaning set forth in Section 9.3.

“Independent Accountants” has the meaning set forth in Section 3.5(d).

“Intellectual Property” means any and all of the following: (i) patents and applications therefor, including continuations, divisionals, continuations-in-part, or reissues of patent applications and patents issuing thereon (collectively, “Patents”), (ii) trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names and corporate names, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof (collectively, “Marks”), and (iii) copyrights and registrations and applications therefor, works of authorship and mask work rights (collectively, “Copyrights”).

“Interim Balance Sheet” has the meaning set forth in Section 4.6.

“IRS” means the Internal Revenue Service.

“Knowledge of the Company” means the knowledge of Michael Haddad, Robert Brown, Katrina Mikulesky, and Joseph Kinkenon. For purposes of this Agreement, any such individual shall be deemed to have Knowledge of a particular fact or matter if (a) such individual is actually aware of such fact or matter or (b) a prudent individual would reasonably be expected to discover or otherwise become aware of such fact or matter after reasonable inquiry of (y) other Business Employees or Support Employees who reasonably would be expected to have additional knowledge about the subject matter in question and (z) such Company and Company Subsidiaries’ files and records that are reasonably likely to contain information relating to the subject matter in question.

“Law” means any federal, state or local law, statute, code, ordinance, rule or regulation.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits or proceedings (public or private) by or before a Governmental Body.

“Licenses” has the meaning set forth in Section 4.11(b).

“Lien” means any lien, pledge, mortgage, security interest, option, or other similar encumbrance (other than licenses of Intellectual Property to a third party).

“Loan Documents” has the meaning set forth in Section 4.22(b).

“Loans” means the outstanding loans and commitments of the Company set forth on Exhibit B attached hereto.

“Marks” has the meaning set forth in clause (ii) of the Intellectual Property definition.

“Material Contracts” has the meaning set forth in Section 4.12(a).

“Notice of Claim” has the meaning set forth in Section 9.3.

“Order” means any order, injunction, judgment, decree, ruling, writ, award, decision, determination, subpoena, verdict, assessment or arbitration award of a Governmental Body or any arbitrator.

“Ordinary Course of Business” means the ordinary and usual course of the Company’s and Company Subsidiaries’ businesses, consistent with past custom and practice.

“Payoff Amount” has the meaning set forth in Section 3.4(a)(iii).

“Payoff Letters” has the meaning set forth in Section 3.4(a)(iii).

“Patents” has the meaning set forth in clause (i) of the Intellectual Property definition.

“Permits” means any approvals, authorizations, licenses, permits, certificates of authority, qualifications or similar document or authority that has been issued or granted by a Governmental Body.

“Permitted Liens” means (i) all exceptions, restrictions, easements, rights of way and similar encumbrances of record affecting title of real property, if any, that do not impair, in any material respect, the use or occupancy of such real property or the business of the Company; (ii) statutory liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Financial Statements in accordance with GAAP; (iii) mechanics,’ carriers,’ workers,’ repairers’ and similar Liens arising or incurred in the Ordinary Course of Business or imposed by operation of Law (provided the underlying obligations are not yet due and payable); and (iv) zoning, entitlement and other land use and environmental regulations or restrictions by any Governmental Body that are not violated by the current use or occupancy of the applicable real property.

“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body, or other entity.

“Policies” has the meaning set forth in Section 4.20.

“Post-Closing Straddle Period” means, with respect to each Straddle Period, the portion of such Straddle Period that begins the day after the Closing Date and ends on and includes the last day of such Straddle Period.

“Pre-Closing Calculation” has the meaning set forth in Section 3.3.

“Pre-Closing Straddle Period” means, with respect to each Straddle Period, the portion of such Straddle Period that begins on the first day of such Straddle Period and ends on and includes the Closing Date.

“Pre-Closing Tax Period” means any taxable period that ends on or prior to the Closing Date.

“Pre-Closing Tax Return” has the meaning set forth in Section 7.4(b)(i).

“Purchase Price” has the meaning set forth in Section 3.2.

“Purchaser” has the meaning set forth in the introduction to this Agreement.

“Purchaser Documents” has the meaning set forth in Section 6.2.

“Purchaser Indemnified Persons” has the meaning set forth in Section 9.1(a).

“Sale or Paydown Notice” has the meaning set forth in Section 9.7(b).

“Qualified Benefit Plan” has the meaning set forth in Section 4.13(b).

“Registered Intellectual Property” means all Patents and Patent applications, all Copyright registrations, and all registrations for Marks that, in each case, constitute Business Intellectual Property, including all Business Intellectual Property underlying such registrations and applications.

“Related Party Agreements” has the meaning set forth in Section 4.12(a)(viii).

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the environment.

“Released Claim” has the meaning set forth in Section 10.12.

“Releasee” or “Releasees” has the meaning set forth in Section 10.12.

“Releasing Parties” has the meaning set forth in Section 10.12.

“Repurchase Price” has the meaning set forth in Section 9.7(b).

“ROFR Repurchase Election” has the meaning set forth in Section 9.7(b).

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Benefit Plan” means a Benefit Plan that is not a Company Benefit Plan.

“Seller Documents” has the meaning set forth in Section 5.2.

“Seller Indemnified Persons” has the meaning set forth in Section 9.2.

“Shared Tax Claim” has the meaning set forth in Section 7.4(d)(ii).

“Straddle Period” means any taxable period beginning on or before the Closing Date and ending after the Closing Date.

“Straddle Period Return” means any Tax Return that is required to be filed by the Company or a Company Subsidiary subsequent to the Closing Date that relates to a Straddle Period.

“Subsidiary” means any Person of which fifty percent (50%) or more of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by the pertinent Person.

“Support Employee” means an employee of Seller who is not a Business Employee but who from time to time provides material administrative, credit management, operational or other support to the Company and the Company Subsidiaries.

“Survival Date” has the meaning set forth in Section 9.6.

“Target Closing Net Working Capital” means $0.

“Tax Claim” has the meaning set forth in Section 7.4(d)(i).

“Tax Dispute” has the meaning set forth in Section 7.4(e).

“Tax” or “Taxes” means all (i) taxes, or other similar charges, fees, duties, levies or assessments which are imposed by any Taxing Authority, including income, gross receipts, capital stock, net proceeds, ad valorem, payroll, employment, turnover, real, personal and other property (tangible and intangible), escheat or unclaimed property, sales, use, franchise, excise, value added, stamp, leasing, lease, user, transfer, fuel, excess profits, customs duties, environmental (including under Code § 59A), occupational, interest equalization, windfall profits, unitary, severance and employees’ income withholding, unemployment and social security taxes, duties, assessments and charges (including the recapture of any tax items such as investment tax credits); (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i); and (iii) liability of any Person for payment of any amount described in clauses (i) or (ii) as a result of being or having been a member of an Affiliated Group, as a transferee or successor, by Contract or otherwise.

“Taxing Authority” means each national, state, provincial or local government or any governmental, administrative or regulatory authority, agency, court, commission, tribunal, body or instrumentality of any government that imposes, regulates, administers, collects or regulates the collection of Taxes in any applicable jurisdiction.

“Tax Return” means any return, declaration, report, estimate, claim for refund, information return or statement related to Taxes, including any schedule or attachment thereto and including any amendment thereof.

“Third-Party Claim” has the meaning set forth in Section 9.3.

“Units” has the meaning set forth in the Recitals.

“Unresolved Items” has the meaning set forth in Section 3.5(d).

“Warehouse Agreements” means, collectively, (i) Fourth Amended and Restated Revolving Credit Agreement, dated as of June 19, 2015, by and among NewStar Business Credit, LLC, NewStar Financial, Inc., NewStar Business Funding 2010-1, LLC Autobahn Funding Company LLC, DZ Bank AG Deutsche Zentral-Genossenschaftsbank Frankfurt AM Main, Keybank National Association, and U.S. Bank National Association, and (ii) Loan and Security Agreement, dated as of December 7, 2012, by and among NewStar Business Funding 2012-1, LLC, NewStar Business Credit, LLC, Wells Fargo Bank, National Association, and U.S. Bank National Association (as amended by (A) that certain Joinder Agreement and First Amendment by and between NewStar Business Funding 2012-1, LLC, as Borrower, Wells Fargo Bank, National Association, and RBS Citizens Business Capital, dated as of April 1, 2014, (B) that certain Second Amendment to Loan and Security Agreement, dated as of May 5, 2014, by and among NewStar Business Funding 2012-1, LLC, NewStar Business Credit, LLC, Wells Fargo Bank, National Association, RBS Citizens Business Capital, and U.S. Bank National Association (C) that certain Third Amendment to Loan and Security Agreement dated as of December 8, 2014, by and among NewStar Business Funding 2012-1, LLC, NewStar Business Credit, LLC, Wells Fargo Bank, National Association, Citizens Business Capital, and U.S. Bank National Association and (D) that certain Joinder Agreement and Fourth Amendment to Loan and Security Agreement dated as of June 19, 2015, by and among, NewStar Business Funding 2012-1, LLC, NewStar Business Credit, LLC, Wells Fargo Bank, National Association, Citizens Business Capital, Fifth Third Bank, and U.S. Bank National Association.

(b) Other Definitional and Interpretive Matters. Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(i) Calculation of Time Period. When calculating the period of time before which, within which, or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(ii) Dollars. Any reference in this Agreement to “$” shall mean U.S. dollars.

(iii) Exhibits/Schedules. The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in, and made a part of, this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

(iv) Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(v) Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect, or be utilized in, construing or interpreting this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

(vi) Herein. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(vii) Including. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(viii) Or. The word “or” shall be construed to be disjunctive but not necessarily exclusive.

(c) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

SALE AND EXCHANGE OF UNITS

2.1. Purchase of Units. Subject to the terms and conditions of this Agreement, Seller hereby sells, conveys, transfers, assigns and delivers to Purchaser, and Purchaser hereby purchases and acquires from Seller, the Units, free and clear of all Liens, for the Purchase Price.

2.2. Tax Classification. The parties agree that the purchase and sale of the Units pursuant to this Agreement shall be treated as the purchase and sale of all of the Company’s assets between Purchaser and Seller for U.S. federal and state income tax purposes. Each party (and its respective Affiliates) shall file all applicable Tax Returns consistent with the foregoing, and no party shall take any position that is inconsistent with such Tax treatment.

ARTICLE III

CLOSING; PURCHASE PRICE

3.1. Closing Date. Subject to the terms and conditions hereof, the consummation of the transactions contemplated hereby (the “Closing”) shall take place virtually by the electronic transfer of funds and the electronic exchange of signature pages and documents (or in such other manner or at such other place as the Company and Purchaser may designate in writing) at 11:00 a.m. (Dallas, Texas time) on the date hereof. The date on which the Closing is held is actually referred to in this Agreement as the “Closing Date.”

3.2. Purchase Price. The aggregate cash consideration payable to or for the benefit of Seller for the Units pursuant to this Agreement shall be an amount in cash equal to the result of the following (the “Purchase Price”):

(a) Base Purchase Price; minus

(b) the amount by which Target Closing Net Working Capital exceeds Closing Net Working Capital; or plus

(c) the amount by which Closing Net Working Capital exceeds Target Closing Net Working Capital.

The Estimated Purchase Price (as defined in Section 3.3) is being paid at Closing in accordance with Section 3.4(c), and is subject to adjustment after the Closing in accordance with Section 3.5.

3.3. Pre-Closing Estimate. Prior to the Closing, Seller delivered, or caused the Company to deliver, to Purchaser a worksheet (the “Pre-Closing Calculation”) setting forth, among other things, the Company’s estimate of the Purchase Price (the “Estimated Purchase Price”), including a presentation in reasonable detail of an estimate of the Base Purchase Price (the “Estimated Base Purchase Price”) and an estimate of the Closing Net Working Capital (the “Estimated Closing Net Working Capital”), together with (i) calculations of Company Transaction Expenses as of the Closing Date (and wire instructions for the payment thereof) and Company Indebtedness. The parties acknowledge that the Estimated Base Purchase Price used for purposes of Closing is $351,452,538, the Estimated Closing Net Working Capital used for purposes of Closing is $0, and the Estimated Purchase Price used for purposes of Closing is $351,452,538, all as set forth on the Pre-Closing Calculation.

3.4. Closing Payments and Deliveries. At the Closing:

(a) Seller Deliveries. Seller shall have delivered to Purchaser:

(i) assignment documents or other instruments of transfer sufficient to transfer to Purchaser all right, title and interest in the Units to Purchaser, duly executed by Seller and in form and substance reasonably satisfactory to Purchaser;

(ii) a non-foreign affidavit, dated as of the Closing Date, prepared in accordance with Treasury Regulations Section 1.1445-2(b), in form and substance reasonably satisfactory to Purchaser duly executed by Seller and sworn under penalty of perjury;

(iii) payoff and Lien release letters (in each case, in form and substance reasonably satisfactory to Purchaser) (the “Payoff Letters”) executed by the obligees of the Company Indebtedness, including the Warehouse Agreements, which set forth, among other customary provisions, (x) the amount required to repay in full all Company Indebtedness owed to such obligee on the Closing Date (the “Payoff Amount”), (y) the wire transfer instructions for the repayment of such Company Indebtedness to such obligee, and (z) a release of all Liens granted by the Company or any of the Company Subsidiaries to such obligee or otherwise arising with respect to the applicable Company Indebtedness, effective upon receipt of the applicable Payoff Amount, together with such obligee’s commitment to deliver any necessary UCC authorizations or other releases as may be reasonably required to evidence such release of all Liens;

(iv) resignations of each officer and director of the Company in form reasonably satisfactory to Purchaser;

(v) a certificate, dated the Closing Date, signed by the Secretary or any Assistant Secretary of Seller, attesting to the completion of all necessary corporate action by Seller and the Company to execute and deliver this Agreement and the other Company Documents, to the extent applicable, and to consummate the transactions contemplated hereby and thereby, and including copies of the bylaws of Seller and the Company and all corporate resolutions required in connection with this Agreement;

(vi) a copy of the certificate of incorporation of Seller and the certificate of formation of the Company, in each case certified by the Secretary of State of the State of Delaware;

(vii) a certificate, dated as of a recent date, as to the good standing of each of Seller and the Company from the Secretary of State of the State of Delaware;

(viii) each of the Consents, if any, set forth in Schedule 3.4(a)(ix), each in form and substance reasonably satisfactory to Purchaser;

(ix) evidence reasonably satisfactory to Purchaser that each of the Related Party Agreements has been terminated; and

(xii) a transition services agreement, duly executed by Seller.

(b) Purchaser Deliveries. Purchaser shall have delivered to Seller:

(i) a certificate, dated the Closing Date, signed by the Secretary or any Assistant Secretary of Purchaser, attesting to the completion of all necessary corporate action by Purchaser to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and including copies of all corporate resolutions required in connection with this Agreement; and

(ii) a transition services agreement, duly executed by Purchaser.

(c) Purchaser Payments. Purchaser shall:

(i) repay, or cause to be repaid, on behalf of and for the account of the Company and the Company Subsidiaries, all Company Indebtedness then outstanding, including Company Indebtedness outstanding under the Warehouse Agreements, by wire transfer of immediately available funds to the applicable lenders in accordance with, and to the accounts set forth by such lenders in, their respective Payoff Letters;

(ii) pay, or cause to be paid, on behalf of the Company, all outstanding Company Transaction Expenses, if any, by wire transfer of immediately available funds in the amounts and to the accounts designated by the Company and set forth in the Pre-Closing Calculation; and

(iii) pay the Estimated Purchase Price less the aggregate amounts paid in accordance with clauses (i) and (ii) of this Section 3.4(c) to Seller by wire transfer of immediately available funds to the account designated by the Company and set forth in the Pre-Closing Calculation.

3.5. Post-Closing Adjustments.

(a) No later than the 60th calendar day following the Closing Date (the date of actual delivery, the “Delivery Date”), Purchaser will prepare and deliver to Seller a statement (the “Closing Statement”) setting forth in reasonable detail Purchaser’s calculation of the Purchase Price, together with each of the components thereof and the amount by which such calculation varies from the Pre-Closing Calculation with respect to each such component.

(b) During the forty-five (45) calendar-day period immediately following the Delivery Date, or in the event Purchaser shall fail to deliver the Closing Statement on or prior to the 60th calendar day following the Closing Date (in which case, at Seller’s option, the Pre-Closing Calculation delivered in accordance with Section 3.3 will be deemed to be the Closing Statement and the Estimated Purchase Price set forth therein will be deemed to be the Final Purchase Price for all purposes hereof), Seller and its representatives (i) will be permitted to review, during normal business hours and upon reasonable notice, the Company’s and Purchaser’s books and records and the working papers to the extent related to the preparation of the Closing Statement (including the determinations included therein), and (ii) will be given access, during normal business hours and upon reasonable notice, to knowledgeable employees and accounting professionals of Purchaser and the Company in order to facilitate Seller’s review of the Closing Statement.

(c) The Closing Statement (including the determinations included therein) will become final, binding and conclusive upon Purchaser and Seller upon the earliest to occur of:

(i) the forty-fifth (45th) calendar day following the Delivery Date, unless Purchaser receives from Seller prior to such forty-fifth (45th) calendar day written notice of Seller’s disagreement (a “Dispute Notice”) with any amount or determination set forth in the Closing Statement, which Dispute Notice shall specify in reasonable detail the nature and dollar amount of any disagreement so asserted (collectively, the “Disputed Items”);

(ii) written notification by Seller to Purchaser that Seller does not dispute the Closing Statement;

(iii) in the event that Purchaser shall have failed to deliver the Closing Statement on or prior to the date that is sixty (60) calendar days following the Closing Date, written election by Seller that the Pre-Closing Calculation delivered in accordance with Section 3.3 will be deemed to be the Closing Statement;

(iv) the date on which Purchaser and Seller resolve in writing all differences they have with respect to the Disputed Items; and

(v) the date on which all of the Unresolved Items are finally resolved in writing by the Independent Accountants in accordance with Section 3.5(d).

(d) During the thirty (30) calendar days following delivery of a Dispute Notice, Purchaser and Seller will seek in good faith to resolve in writing any differences that they have with respect to all of the Disputed Items. Any Disputed Item resolved in writing by Purchaser and Seller will be deemed final, binding and conclusive on Purchaser and Seller. If Purchaser and Seller do not reach agreement on all of the Disputed Items during such thirty (30) calendar-day period (or such longer period as they shall mutually agree), then at the end of such thirty (30) calendar-day (or longer) period Purchaser and Seller will submit all unresolved Disputed Items (collectively, the “Unresolved Items”) to Grant Thornton LLP, or if Grant Thornton LLP is unwilling or unable to serve in such role, another accounting firm acceptable to Purchaser and Seller (the “Independent Accountants”) to review and resolve such matters. The Independent Accountants will determine each Unresolved Item (the amount of which may not be more favorable to Purchaser than the related amount reflected in the Closing Statement nor more favorable to Seller than the related amount set forth in the Dispute Notice) in accordance with Section 3.5(f) as promptly as may be reasonably practicable, and Purchaser and Seller will instruct the Independent Accountants to endeavor to complete such process within a period of no more than thirty (30) calendar days. The Independent Accountants may conduct such proceedings as the Independent Accountants believe, in their sole discretion, will assist in the determination of the Unresolved Items; provided, however, that, except as Purchaser and Seller may otherwise agree, all communications between Purchaser and Seller or any of their respective representatives, on the one hand, and the Independent Accountants, on the other hand, will be in writing with copies simultaneously delivered to the non-communicating party. The Independent Accountants’ determination of the Unresolved Items will be final, binding and conclusive on Purchaser and Seller, effective as of the date the Independent Accountants’ written determination is received by Purchaser and Seller. Each of Purchaser and Seller will bear its own legal, accounting and other fees and expenses of participating in such dispute resolution procedure. The fees and expenses of the Independent Accountants incurred pursuant to this Section 3.5(d) (the “Accounting Fees”) shall be allocated one-half (1/2) to Purchaser and one-half (1/2) to Seller.

(e) Upon final determination of the Purchase Price pursuant to Section 3.5 (the “Final Purchase Price”), an adjustment to the Purchase Price will be determined and paid as follows:

(i) If the Estimated Purchase Price exceeds the Final Purchase Price, Seller shall, within three (3) Business Days of the determination of the Final Purchase Price, pay to Purchaser the amount of such excess by wire transfer of immediately available funds to the account specified by Purchaser.

(ii) If the Final Purchase Price exceeds the Estimated Purchase Price, Purchaser shall, within three (3) Business Days of the determination of the Final Purchase Price, pay to Seller the amount of such excess by wire transfer of immediately available funds to the account specified by Seller.

(iii) If the Final Purchase Price is equal to the Estimated Purchase Price, there will be no adjustment to the Purchase Price pursuant to this Section 3.5(e).

(f) For the purposes of this Article III, each amount included in the Pre-Closing Calculation and the Closing Statement shall be prepared and calculated in accordance with the methodology reflected on Schedule 3.5(f) hereto.

3.6. Allocation.

(a) For all U.S. federal and state income tax purposes, the Purchase Price and any other amounts treated as consideration for U.S. federal and state income tax purposes shall be allocated in accordance with Code Section 1060 and the final and proposed Treasury Regulations promulgated thereunder (the “Asset Allocation”) and shall be determined in good faith by Purchaser and delivered to Seller within thirty (30) calendar days of the determination of the Final Purchase Price pursuant to Section 3.5. If Seller does not give written notice to Purchaser within twenty (20) calendar days after receipt from Purchaser of Purchaser’s proposed Asset Allocation that Seller disagrees with any matters set forth therein, then the Asset Allocation shall be deemed to be agreed upon by Seller and Purchaser for purposes of this Section 3.6. If Seller does give notice of any such objection, then from that time until the expiration of thirty (30) calendar days after Seller’s receipt of Purchaser’s proposed Asset Allocation, Purchaser and Seller shall negotiate in good faith to reach mutual agreement regarding any matters subject to such objection and if Purchaser and Seller do reach such agreement within such period, then the Asset Allocation shall, for purposes of this Section 3.6, be as agreed upon by Purchaser and Seller pursuant to such agreement. If Purchaser and Seller are unable to reach an agreement during such period, the Asset Allocation shall be based on the fair market value of the Company’s assets as determined by the Independent Accountants. All costs relating to the Independent Accountants incurred pursuant to this Section 3.6 shall be borne one-half (1/2) by Purchaser and one-half (1/2) by Seller. The Independent Accountants shall be provided with sufficient documentary evidence to permit an accurate independent determination of the proper Asset Allocation, and the results of the appraisal shall be deemed conclusive in the absence of fraud, malfeasance, or gross negligence.

(b) Each of Purchaser and Seller (and their respective Affiliates) shall file all Tax Returns (including IRS Form 8594) consistent with the Asset Allocation as finally agreed upon or determined pursuant to this Section 3.6. No party (or any of its respective Affiliates) shall take any position inconsistent with the Asset Allocation as finally agreed upon or determined pursuant to this Section 3.6 in connection with any Tax proceeding, except that Purchaser’s cost for the assets of the Company and the Company Subsidiaries may differ from the amount so allocated to the extent necessary to reflect its capitalized acquisition costs not included in the amount realized by Seller; provided, however, that nothing in this Section 3.6 shall prohibit any party (or any of its respective Affiliates) from settling any proposed deficiency or adjustment by any Taxing Authority based upon, or arising out of, the Asset Allocation and the parties (and any of their respective Affiliates) shall not be required to litigate before any court any proposed deficiency or adjustment by any Taxing Authority challenging the Asset Allocation. In the event any Taxing Authority questions, audits, examines, challenges or disputes any portion of the Asset Allocation, the party receiving notice thereof shall provide written notice thereof to the other party within five (5) Business Days following receipt and shall keep the other party reasonably updated and informed of substantive developments regarding such question, audit, exam, challenge or dispute.

(c) Purchaser and Seller shall be entitled to revise and supplement the Asset Allocation to appropriately take into account any payments made under this Agreement that are treated as an adjustment to the Purchase Price for tax purposes in accordance with the allocation principles as set forth above.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY AND ITS SUBSIDIARIES

Subject to the exceptions set forth in a numbered section of the schedules to this Agreement (the “Disclosure Schedules”) referencing a representation or warranty herein (each of which exceptions, in order to be effective, shall indicate the section and, if applicable, the subsection of this Article IV to which it relates, and each of which exceptions shall also be deemed to be representations and warranties made by the Company and Seller under this Article IV), the Company and Seller, jointly and severally, represent and warrant to Purchaser as follows:

4.1. Organization and Good Standing.

(a) The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as now conducted. Except as set forth in Schedule 4.1(a), the Company is duly qualified or authorized to do business as a foreign corporation and the Company is in good standing under the laws of each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not have a Company Material Adverse Effect.

Each jurisdiction in which the Company is qualified or otherwise authorized to transact business is listed on Schedule 4.1(a). The Company has made available to Purchaser correct and complete copies of its certificates of formation and the Company LLC Agreement, in each case as amended to date, is not currently in default under or in violation of any provision thereof, and has at all times been operated in material compliance with all provisions thereof.

(b) The Company Subsidiaries are duly organized, validly existing and in good standing under the laws of the State of Delaware and have all requisite power and authority to own, lease and operate their properties and to carry on their business as now conducted. Except as set forth in Schedule 4.1(b), the Company Subsidiaries are duly qualified or authorized to do business as foreign corporations and the Company Subsidiaries are in good standing under the laws of each jurisdiction in which the conduct of their business or the ownership of their properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not have a Company Material Adverse Effect. Each jurisdiction in which the Company Subsidiaries are qualified or otherwise authorized to transact business is listed on Schedule 4.1(b). The Company has made available to Purchaser correct and complete copies of the Company Subsidiaries’ certificates of formation and LLC agreements, in each case as amended to date, and the Company Subsidiaries are not currently in default under or in violation of any provision thereof, and have at all times been operated in material compliance with all provisions thereof.

4.2. Authorization of Agreement. The Company has all requisite power and authority to execute and deliver this Agreement and each other agreement, document, or instrument or certificate to be executed by the Company and delivered pursuant to Section 3.4(a) (the “Company Documents”), and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Company Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite limited liability company action on the part of the Company. This Agreement and each of the Company Documents have been duly and validly executed and delivered by the Company and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes legal, valid and binding obligations of the Company, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally.

4.3. Conflicts; Consents of Third Parties.

(a) The execution and delivery by the Company of this Agreement and the Company Documents do not, and except as set forth on Schedule 4.3(a), the consummation of the transactions contemplated hereby or thereby, or compliance by the Company with any of the provisions hereof or thereof will not, result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, acceleration, modification or cancellation or require notification under, any provision of (i) the certificate of formation of the Company or the Company LLC Agreement, (ii) the certificates of formation of the Company Subsidiaries or the Company Subsidiaries LLC agreements, (iii) any Contract or Permit to which the Company or any Company Subsidiary is a party or by which any of the properties or assets of the Company or the Company Subsidiaries is bound, or (iv) any applicable Law or any Order of any Governmental Body applicable to the Company or by which any of the properties or assets of the Company are bound; other than in the case of clauses (iii) and (iv), such violations, defaults, terminations, accelerations, modifications, cancellations or notifications that are not, individually or in the aggregate, material.

(b) No Consent, Order, Permit of, or declaration or filing with, or notification to, any Governmental Body or other Person is required on the part of the Company or the Company Subsidiaries in connection with the execution and delivery of this Agreement or the Company Documents or the compliance by the Company or the Company Subsidiaries with any of the provisions hereof or thereof, or the consummation of the transactions contemplated hereby or thereby, except for such Consents, Orders, Permits or notifications as are specified on Schedule 4.3(b) hereto.

4.4. Capitalization.

(a) All of the Units are owned of record and beneficially by Seller, and no Units are held by the Company as treasury units. All of the issued and outstanding Units have been duly authorized for issuance and are validly issued and outstanding, fully paid and non-assessable.

(b) The Company has not granted any preemptive rights, rights of first refusal or other similar rights with respect to any of the membership interests of the Company and there is no option, warrant, call, right or Contract of any kind or character relating to the issuance, conversion, registration, voting, sale or transfer of membership interests or other capital securities of the Company or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase membership interests or other capital securities of the Company or obligating the Company to purchase or redeem any of its membership interests or declare any dividends. Except as set forth on Schedule 4.4(b) and except for the Company LLC Agreement, the Company is not a party to any voting trust or other Contract with respect to the voting, redemption, sale, transfer or other disposition of the capital securities of the Company.

(c) The outstanding units of the Company Subsidiaries are wholly owned by the Company. All of the issued and outstanding units of the Company Subsidiaries have been duly authorized for issuance and are validly issued and outstanding, fully paid and non-assessable. The Company Subsidiaries have not granted any preemptive rights, rights of first refusal or other similar rights with respect to any of the membership interests of the Company Subsidiaries, and there is no option, warrant, call, right or Contract of any kind or character relating to the issuance, conversion, registration, voting, sale or transfer of membership interests or other capital securities of the Company Subsidiaries or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase membership interests or other capital securities of the Company Subsidiaries or obligating the Company Subsidiaries to purchase or redeem any of its membership interests or declare any dividends. Except as set forth on Schedule 4.4(c) and except for the Company Subsidiaries’ LLC agreements, the Company Subsidiaries are not parties to any voting trust or other Contract with respect to the voting, redemption, sale, transfer or other disposition of the capital securities of the Company Subsidiaries.

4.5. Subsidiaries. The Company Subsidiaries engage only in the activities as provided on Schedule 4.5. Except for the Company Subsidiaries, the Company does not have and has not at any time since the Balance Sheet Date had, any Subsidiaries. The Company Subsidiaries do not have and have not at any time since the Balance Sheet Date had, any Subsidiaries. Neither the Company nor the Company Subsidiaries own any capital securities or other equity interests of any other Person and do not hold any options or warrants and is not a party to any Contract of any kind or character that would require the Company or the Company Subsidiaries, respectively, to subscribe for or purchase any capital securities or other equity interests of any other Person.

4.6. Financial Statements. The Company has delivered to Purchaser true and complete copies of (i) the audited consolidated balance sheet of the Company as of December 31, 2013 and December 31, 2014, and the related audited statements of income and of cash flows of the Company and the Company Subsidiaries for the years then ended, (ii) the unaudited consolidated balance sheet of the Company as of December 31, 2015 (the “Balance Sheet Date”), and the related unaudited statements of income and of cash flows of the Company and the Company Subsidiaries for the years then ended, and (iii) the unaudited consolidated balance sheets of the Company and the Company Subsidiaries as of February 29, 2016 (the “Interim Balance Sheet”) and the related unaudited consolidated statements of income and cash flows of the Company and the Company Subsidiaries for the two (2)-month period then ended (such audited and unaudited statements, including the related notes and schedules thereto, are referred to herein as the “Financial Statements”). Except as set forth in the notes thereto and as disclosed in Schedule 4.6, each of the Financial Statements has been prepared in accordance with GAAP consistently applied and presents fairly in all material respects the consolidated financial condition, position, results of operations and cash flows of the Company and the Company Subsidiaries as at the dates and for the periods indicated therein; provided, that the Financial Statements described in clauses (ii) and (iii) are subject to normal year-end adjustments and lack footnotes and other presentation items, none of which, individually or in the aggregate, are material. The Financial Statements were prepared from, and are consistent with, the books and records of the Company and the Company Subsidiaries and do not contain any items of a special or non-recurring nature that would equal or exceed $100,000 individually, except as expressly stated therein.

4.7. No Undisclosed Liabilities. Except for facts and matters subject to the other representations set forth in this Article IV, the Company and the Company Subsidiaries do not have any material liabilities that would be required to be disclosed in a balance sheet prepared in accordance with GAAP, including any liabilities arising in connection with the Company Subsidiaries or other former Affiliates, other than liabilities that (i) are reflected in or otherwise described in the Financial Statements, (ii) have been incurred in the Ordinary Course of Business after the Balance Sheet Date, (iii) have been or are incurred in connection with the transactions contemplated hereby, or (iv) are set forth on Schedule 4.7.

4.8. Absence of Certain Developments. As of the date hereof, except as contemplated by this Agreement or as set forth on Schedule 4.8, since the Balance Sheet Date, the Company and the Company Subsidiaries have conducted their businesses only in the Ordinary Course of Business and there has not been any:

(a) Company Material Adverse Effect;

(b) (i) adoption, material amendment or material modification of a Benefit Plan, (ii) grant of severance or termination pay to any director or manager of the Company or any Company Subsidiary or any Business Employee, or (iii) material increase in the compensation of, or payment of any bonus to, any director or manager of the Company or any Company Subsidiary or any Business Employee, except, in each of (i) through (iii), as required by the terms of the applicable Benefit Plan or by applicable Law;

(c) sale, assignment, transfer, hypothecation, conveyance, lease, or other disposition or acquisition of any material asset or property of the Company or any Company Subsidiary, except in the Ordinary Course of Business, or mortgage, pledge, or imposition of any material Lien on any asset or property of the Company or any Company Subsidiary, except for Permitted Liens in the Ordinary Course of Business;

(d) failure to pay when due any material liabilities arising out of the operations of the businesses of the Company or any of the Company Subsidiaries;

(e) material loss, destruction or damage to any property or assets of the Company or any of the Company Subsidiaries, whether or not insured;

(f) waiver of any material right of the Company or any of the Company Subsidiaries or cancellation of any indebtedness or claim held by the Company or any of the Company Subsidiaries;

(g) loan made by the Company or any of the Company Subsidiaries to any member, officer, director or manager of the Company or any of the Company Subsidiaries or any of the Business Employees or Support Employees;

(h) (i) change or revocation of any material Tax election, (ii) compromise or settlement of any material Tax liability, (iii) consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment, (iv) amendment to any material Tax Return, (v) surrender of any right to claim a refund of a material amount of Taxes, or (vi) entering into of any Tax allocation agreement, Tax sharing agreement, Tax indemnification agreement or closing agreement relating to any Tax;

(i) material change in accounting policies, principles, methods, practices or procedures or revaluation of any assets;

(j) cancellation of or failure to renew any insurance policy, receipt of any notice of cancellation or termination from any insurance provider or failure to give all notices and present all claims (if any) under all policies in a timely fashion;

(k) amendment, modification or termination of any Material Contract (other than those that expire or terminate in accordance with their existing terms) or express waiver of any material benefits under any Material Contract, in each case other than in the Ordinary Course of Business; or

(l) agreement by the Company or any Company Subsidiary to do any of the foregoing.

4.9. Taxes. Except as set forth on Schedule 4.9:

(a) The Company and each Company Subsidiary has filed all of its Tax Returns that they were required to file on or before the Closing Date. All such Tax Returns were true and complete in all material respects, and all Taxes due and owing by the Company or any Company Subsidiary (whether or not shown on such Tax Returns) have been paid. Except as set forth on Schedule 4.9(a), none of the Company or any Company Subsidiary is currently the beneficiary of any extension of time within which to file any Tax Return. No claim has been made by a Taxing Authority in a jurisdiction where the Company or any Company Subsidiary does not file a Tax Return that the Company or any Company Subsidiary is or may be subject to taxation in such jurisdiction with respect to Taxes that are subject of such Tax Return.

(b) The unpaid Taxes of the Company and each Company Subsidiary (A) did not, as of the Balance Sheet Date, exceed the reserve for Taxes payable by the Company and each Company Subsidiary set forth on the face of the Financial Statements; and (B) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Company and each Company Subsidiary in filing their Tax Returns.

(c) Except as set forth on Schedule 4.9(c), no Tax Return of the Company or any Company Subsidiary for taxable periods ended on or after December 31, 2011 has been audited. There are currently no material deficiencies for Taxes due from the Company or any Company Subsidiary that have been claimed, proposed or assessed by any Taxing Authority in writing for any Tax period for which the period of assessment remains open. There are no proceedings in process, or to the Knowledge of the Company pending, by any Taxing Authority for or relating to Taxes of the Company or any Company Subsidiary. None of the Company or any Company Subsidiary has received written notice from any Taxing Authority indicating an intent to open an audit or other review (other than audits that are currently in process, pending or already closed).

(d) Neither the Company nor any Company Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver or extension is currently in effect.

(e) Neither the Company nor any Company Subsidiary is a party to, or bound by, any Tax allocation agreement, Tax sharing agreement or similar Contract.

(f) Each of the Company and each Company Subsidiary has withheld (or collected) and paid all Taxes required to have been withheld (or collected) and paid in connection with any amounts paid or owing to or by any employee, independent contractor, creditor, stockholder or other third party and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(g) There are no Liens on any of the assets of the Company or any asset of a Company Subsidiary that arose in connection with any failure (or alleged failure) to pay any Tax other than Liens for Taxes that are not yet due and payable or for Taxes being contested in good faith by appropriate proceedings and for which adequate reserves for such Taxes have been made in accordance with GAAP.

(h) Neither the Company nor any Company Subsidiary (A) is or has been a member of an Affiliated Group (other than an Affiliated Group consisting solely of Seller and/or any of its Subsidiaries) or (B) has a liability for the Taxes of another Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law) or as a transferee or successor.

(i) Schedule 4.9(i) lists (i) all state or local Income Tax Returns for jurisdictions that do not conform with Treasury Regulations Section 301.7701-3(b)(1)(ii) in treating the Company and each Company Subsidiary as disregarded from Seller for Tax purposes; and (ii) all non-Income Tax Returns, in each case filed by the Company or any Company Subsidiary for taxable periods ending on or after December 31, 2011.

(j) Neither the Company nor any Company Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (a) change in method of accounting for a taxable period ending on or prior to the Closing Date; (b) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (c) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or non-U.S. income tax law); (d) installment sale or open transaction disposition made on or prior to the Closing Date; or (e) prepaid amount received on or prior to the Closing Date.

(k) Neither the Company nor any Company Subsidiary is or has been a party to (A) any “listed transaction,” as defined in Code §6707A(c)(2) and Treasury Regulations Section 1.6011-4(b)(2) (or any similar state or local Law) or (B) any “reportable transaction” as defined in Treasury Regulations Section 1.6011-4(b)(1) that has not been properly reported on the relevant Tax Returns.

(l) Except as set forth on Schedule 4.9(l), the Company and each Company Subsidiary has been, since the date of its formation, treated as an entity that is disregarded from Seller within the meaning of Treasury Regulation Section 301.7701-3(b)(1)(ii).

4.10. Personal Property. The Company and the Company Subsidiaries own, lease or have the legal right to use all of their respective personal properties and assets used in the conduct of its respective business or reflected in the Interim Balance Sheet or acquired since the date thereof (all such material properties and assets of the Company and the Company Subsidiaries being the “Assets”). The Company and the Company Subsidiaries have good and marketable title to, or, in the case of leased Assets, valid and subsisting leasehold interests in, all of their Assets, free and clear of all Liens, except for Permitted Liens and, for the avoidance of doubt, those Liens securing the obligations under the Warehouse Agreements, which shall be released at Closing. The Assets of the Company are free from material defects so as to permit it to operate its business in all material respects as presently conducted, and are suitable in all material respects for the purposes for which they are presently used. The Company owns or has valid rights to use all of properties and assets reasonably necessary for the continued conduct of the business of the Company in the manner and to the extent conducted by the Company and the Company Subsidiaries in the Ordinary Course of Business prior to Closing.

4.11. Intellectual Property.

(a) Schedule 4.11(a) lists all Intellectual Property owned or used by or licensed to the Company or any of the Company Subsidiaries in connection with their respective businesses, and all Intellectual Property that was developed or acquired by Seller for use, in whole or in part, in connection with the business of the Company or the Company Subsidiaries (collectively, the “Business Intellectual Property”). Except as set forth on Schedule 4.11(a), all Registered Intellectual Property is owned solely by the Company.

(b) Schedule 4.11(b) sets forth a complete list of all licenses granted by any Person to the Company or any Company Subsidiary as of the date hereof or which the Company or any Company Subsidiary has granted to any Person of Business Intellectual Property (the “Licenses”), excluding non-exclusive licenses to “off the shelf” or commercially available software. The Licenses are in full force and effect and no material default exists on the part of the Company or, to the Knowledge of the Company, on the part of the other parties thereto. The conduct of business by the Company and the Company Subsidiaries in the Ordinary Course of Business has not infringed, violated or misappropriated the Intellectual Property of any third party.

(c) The Company owns free and clear of all Liens (except Permitted Liens) or has valid rights to use all Business Intellectual Property used by it for the continued operation of its businesses as currently conducted. The Company is not in default (or with the giving of notice or lapse of time or both, would be in default) under any material license it has to use Business Intellectual Property.

(d) Except as set forth on Schedule 4.11(d), neither Seller, the Company nor any Company Subsidiary has received any notice or other communication (in writing or otherwise) of any claim from any Person asserting that the Company or any Company Subsidiary is or was infringing or may be infringing, misappropriating or violating any Intellectual Property rights of another Person. The Company has no Knowledge of any existing or threatened infringement, misappropriation, or competing claim by any third party on the right to use or own any of the Business Intellectual Property.

(e) To the Knowledge of the Company, none of the activities of the Business Employees or any consultants or independent contractors of the Company or any Company Subsidiary violates any agreements or arrangements which such Persons have with former employers or any other third parties, including any non-competition, non-solicitation and/or confidentiality agreements. No Business Employee, Support Employee or any current or former employee, officer, manager, member, consultant or independent contractor of the Company or any Company Subsidiary has any right, claim or interest in or with respect to any of the Business Intellectual Property.

(f) The Company, the Company Subsidiaries and Seller use commercially reasonable efforts to maintain, police and protect each item of Business Intellectual Property material to the business of the Company or the Company Subsidiaries, and require all Business Employees and Support Employees who are provided with or otherwise exposed to any trade secrets or confidential information to attest to their obligations of confidentiality with respect to such trade secrets or confidential information within their employee handbook.

4.12. Material Contracts.

(a) Schedule 4.12 lists the following Contracts to which the Company or any of the Company Subsidiaries is a party or by which any of them is bound (collectively, the “Material Contracts”), a complete and correct copy of each of which, together with any amendments or other modifications thereto, or, in the case of oral Contracts, an accurate summary of the material terms thereof, has been made available to Purchaser:

(i) any Contract relating to Company Indebtedness, any Contract under which the Company or any Company Subsidiary guaranteed indebtedness of any other Person in each case in excess of $25,000, or any Contract relating to the issuance of letters of credit;

(ii) any Contract providing for the sale, assignment, lease, license or other disposition of any asset of the Company or any Company Subsidiary with a value in excess of $50,000;

(iii) any Contract granting a Lien upon any material asset of the Company or any Company Subsidiary;

(iv) any partnership, limited liability company or joint venture agreement in which the Company or any Company Subsidiary participates as a partner, member or joint venturer;

(v) all leases or subleases of the leased real property listed on Schedule 4.17;

(vi) any sales agency, sales representation, distributorship, broker or franchise Contract that is not terminable without penalty on 90 days’ notice or less;

(vii) any Contract granting rights in Intellectual Property of third parties to the Company or any Company Subsidiary, other than non-exclusive licenses of generally commercially available “off the shelf” software, requiring annual fees of less than $25,000;

(viii) any Contract with Seller or any current or former officer, manager, director, member or owner (or any family member of any such officer, manager, member or owner) or Affiliate of Seller, the Company or any Company Subsidiary (the “Related Party Agreements”);

(ix) any employment or consulting agreements, or similar Contracts providing for compensation, bonus, profit-sharing or similar arrangements;

(x) any Contract for the disposition of any material asset;

(xi) powers of attorney or other similar agreements or grants of agency authority;

(xii) any Contract that requires payment by the Company or any Company Subsidiary of amounts in excess of $25,000 per annum or in which $50,000 in the aggregate remains to be paid by the Company or a Company Subsidiary, as applicable, under such Contract, or provides for the Company or any Company Subsidiary to receive any payments in excess of, or any property with a fair market value in excess of, $25,000 per annum or in which $50,000 in the aggregate remains payable to the Company or a Company Subsidiary, as applicable; or

(xiii) any commitment to enter into any of the foregoing.

(b) None of the Company or any Company Subsidiary is in violation in any material respect of any of the terms or conditions of any Material Contract and, to the Knowledge of the Company, all of the material covenants to be performed by any other party thereto have been performed in all material respects. Under each Material Contract, (A) with respect to the Company or the Company Subsidiaries, there is no existing default or breach or event of default (or event that with the notice or lapse of time, or both, would constitute a breach or default), or (B) with respect to the other party, to the Knowledge of the Company, there is no existing default or breach or event of default (or event that with the notice or lapse of time, or both, would constitute a breach or default).

(c) Each Material Contract:

(i) is in full force and effect; and

(ii) is valid, binding and enforceable against the Company or Company Subsidiary party thereto and, to the Knowledge of the Company, is binding against the other parties thereto, except in each case as enforceability of such agreements may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws now or hereafter in effect relating to or limiting creditors’ rights generally and general principles of equity relating to the availability of specific performance and injunctive and other forms of equitable relief.

4.13. Employee Benefits Plans.

(a) Schedule 4.13(a) contains a complete and correct list of (and separately identifies) (i) each Company Benefit Plan, and (ii) each material Seller Benefit Plan in which any Business Employee participates. Seller has made available to Purchaser correct and complete copies of (i) each Company Benefit Plan, (ii) each material Seller Benefit Plan in which any Business Employee participates, (iii) all trust documents, insurance contracts, service agreements, and other material documents related to each Company Benefit Plan, and (iv) all material correspondence with any Governmental Body during the three (3) most recent years regarding any Company Benefit Plan.

(b) Except as set forth in Schedule 4.13(b), each Company Benefit Plan complies with all applicable Laws (including ERISA and the Code and the regulations promulgated thereunder). Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) has received a favorable determination letter from the IRS, or with respect to a prototype plan, can rely on an opinion letter from the IRS to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and, to Seller’s knowledge and Knowledge of the Company, nothing has occurred that could reasonably be expected to cause the revocation of such determination letter from the IRS or the unavailability of reliance on such opinion letter from the IRS, as applicable. Except as set forth in Schedule 4.13(b), all benefits, contributions and premiums required by and due under the terms of each Company Benefit Plan or applicable Law have been timely paid in accordance with the terms of such Company Benefit Plan and all applicable Laws.

(c) Except as set forth in Schedule 4.13(c), (i) neither the Company nor the Company Subsidiaries, nor any of their ERISA Affiliates, currently has, or in the past six (6) years had, an obligation to contribute to a “defined benefit plan” as defined in Section 3(35) of ERISA, a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code, a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code, a plan described in Section 413 of the Code, or a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA, and (ii) no liability under Title IV or Section 302 of ERISA has been incurred by the Company or the Company Subsidiaries that has not been satisfied in full, and no condition exists that would reasonably be expected to present a risk to the Company or the Company Subsidiaries of incurring any such liability.

4.14. Labor; Business Employees. With respect to the Business Employees:

(a) Neither Seller, the Company nor any Company Subsidiary is a party to any labor or collective bargaining agreement.

(b) Since January 1, 2013, (i) no strike, work stoppage, work slowdown or lockout has occurred and, to the Knowledge of the Company, none was threatened against or involving the Business Employees, and (ii) no material unfair labor practice charge, grievance or complaint has been made or filed and, to the Knowledge of the Company, none was threatened by or on behalf of any Business Employee or group of Business Employees.

(c) Attached as Schedule 4.14(c) is a list of each Business Employee employed by Seller on the date hereof, together with his or her (i) title, (ii) annual salary, (iii) principal work location, and (iv) job description.

(d) Except as set forth on Schedule 4.14(d), (i) neither the Company nor any Company Subsidiary has at any time had any employees or has any payment obligation of any kind to any Business Employee or Support Employee, (ii) each of the Business Employees and Support Employees is or was, as applicable, employed by Seller, (iii) Seller is not (A) delinquent in payments to any of the Business Employees for any wages, salaries, commissions, bonuses or other compensation for or in respect of any services performed by them or amounts required to be reimbursed to such employees or any Taxes or any penalty for failure to comply with any of the foregoing, or (B) liable for any payment to any trust or other fund or to any Governmental Body with respect to unemployment compensation benefits, social security or otherwise for or in respect of any of the Business Employees (other than routine non-delinquent payments to be made in the Ordinary Course of Business by Seller and consistent with past practice), and (iv) Seller has, at all times since January 1, 2013, complied with all applicable Laws pertaining to the employment, classification and termination of all Business Employees, including all such Laws relating to labor relations, equal employment opportunities, immigration, wage and hour laws, health and safety, fair employment practices, workers’ compensation, prohibited discrimination and other similar employment activities.

(e) Each Business Employee listed on Schedule 4.14(c) was, to the Knowledge of the Company, as of immediately prior to the Closing, available for hire by the Company upon the Closing without any restrictions or limitation in favor of Seller or any Affiliate of Seller.

4.15. Litigation. Except as set forth on Schedule 4.15, as of the date hereof there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened against Seller, the Company, the Company Subsidiaries or any of their respective Affiliates or that involves the Company properties or that enjoins or seeks to enjoin the consummation of the transactions contemplated by this Agreement. To the Knowledge of the Company (without application of clause (b) of such definition), no event has occurred or circumstance exists that would reasonably be expected to give rise to, or serve as a basis for, the commencement of any such Legal Proceeding.

4.16. Compliance with Laws; Permits.

(a) The Company and the Company Subsidiaries are, and at all times since January 1, 2013 have been, in material compliance with all applicable Laws and Permits. None of Seller, the Company or the Company Subsidiaries has, at any time since January 1, 2013, received any written notice, order or other communication from any Governmental Body of any alleged, actual or potential liability or violation of or failure to comply with, or been charged with a material violation of, any applicable Laws in any material respect.

(b) Schedule 4.16(b) contains a complete and accurate list of all material Permits required for the operation of the business of the Company and the Company Subsidiaries as currently conducted and held by the Company and the Company Subsidiaries, each of which is in full force and effect without any default or violation thereunder in any material respect by the Company or any Company Subsidiary or, to the Knowledge of the Company, by any other party thereto. No Legal Proceeding is pending or, to the Knowledge of the Company, threatened in writing by any Governmental Body to revoke or deny the renewal of any such Permit, and none of Seller, the Company nor any Company Subsidiary has been notified in writing that any such Permit may not in the ordinary course be renewed upon its expiration or that by virtue of the transactions contemplated by this Agreement, any such Permit may not be granted or renewed. All applications required to have been filed for the renewal of any such Permit have been duly filed on a timely basis with the appropriate Governmental Body, and all other filings required to have been made with regard to any such Permit have been duly made on a timely basis with the appropriate Governmental Body and all fees related thereto have been paid. Except for the Permits listed on Schedule 4.16(b), there are no material Permits required for the continued operation of the business of the Company and Company Subsidiaries as conducted prior to Closing by the Company and the Company Subsidiaries.

4.17. Real Property. Neither the Company nor any Company Subsidiary owns any real property. Schedule 4.17 contains a true and complete list of the real property leased by the Company and the Company Subsidiaries, which leased real properties are (i) free from material defects so as to permit after Closing the continued operation by the Company of its business in all material respects as presently conducted and (ii) suitable in all material respects for the purposes for which they are presently used. Each of the Company and the Company Subsidiaries has valid leasehold interests in all of its respective leased real properties, free and clear of all Liens (other than Permitted Liens). Neither the Company nor any Company Subsidiary has received any notice of violation or alleged violation of any zoning, building or safety ordinance, regulation or requirement or other Law applicable to the operation of its leased real properties with which it has not fully complied and, to the Knowledge of the Company, neither the Company nor any Company Subsidiary is, in its capacity as lessee, in material violation of any such zoning, building or safety ordinance, regulation or requirement or other Law.

4.18. Financial Advisors. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for Seller, the Company or the Company Subsidiaries in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment from Seller, the Company or the Company Subsidiaries in respect thereof.

4.19. Banks. Schedule 4.19 lists as of the date hereof (i) the names and locations of all banks in which the Company or the Company Subsidiaries has accounts or safe deposit boxes, and (ii) the name of each Business Employee who is an authorized signatory thereon.

4.20. Insurance. Schedule 4.20 contains a true and complete list of each material insurance policy owned by, or maintained for the benefit of, the Company and the Company Subsidiaries (the “Policies”). None of the Company or the Company Subsidiaries is in material default under any of the Policies. All premiums due in respect of the Policies have been paid, and none of the Company or the Company Subsidiaries has received any written notice of cancellation of any such Policy or written notice with respect to any refusal of coverage thereunder. There are no outstanding unpaid claims under any such Policy or binder.

4.21. Transactions with Affiliates, Seller, Officers, Directors and Others. Except as set forth in Schedule 4.21, neither the Company nor any of the Company Subsidiaries has any liabilities for indebtedness for borrowed money owing to Seller or to any director, officer, member, consultant, Business Employee or Support Employee (except for amounts due as normal salaries, wages, benefits or reimbursements of ordinary business expenses) or any of their respective family members. No director, officer, member, stockholder, consultant, Business Employee or Support Employee or any of their respective family members has any liability for any indebtedness for borrowed money owing to the Company or any Company Subsidiary except for ordinary business expense advances. Except as set forth in Schedule 4.21, no officer, director, member, consultant, Business Employee or Support Employee (or any of their respective family members) or Affiliate of the Company or any entity which any such Person or individual owns any beneficial interest, is a party to any Contract that will survive Closing or transaction with the Company that will survive Closing or has any material interest in any property used by the Company (including any Business Intellectual Property).

4.22. Loans.

(a) The information contained on Exhibit B is true, correct and complete in all material respects, and sets forth the complete list of all Loans, including, for each Loan, (i) the legal name of the borrower(s) and any guarantor(s) or other obligor(s) with respect to the Loan, (ii) the aggregate commitment under the Loan, (iii) the commitment of the Company or Company Subsidiary, as the case may be, under the Loan, (iv) the administrative agent with respect to the Loan, (v) the maturity date of the Loan, and (vi) the outstanding balance of the Loan, in each case as of the date hereof.

(b) Except as set forth on Schedule 4.22(b), no payment of principal of any Loan is past due and no payment of any other amount due pursuant to any Loan is more than five (5) calendar days past due and, to the Knowledge of the Company, no borrower, guarantor or other obligor is in default of any financial covenant pursuant to the respective terms of the Loan or the underlying loan documents related thereto (the “Loan Documents”).

(c) There has been no prepayment of any principal or other amount under any Loan except as reflected in the outstanding balances set forth in Exhibit B.

(d) Except as set forth in Exhibit B, the Company and applicable Company Subsidiary has good and marketable title to, and is the sole owner of, each Loan, and neither Seller, the Company nor any Company Subsidiary has sold, assigned, transferred, encumbered, conveyed or pledged any Loan or the right to receive any payments from any Loan to any third party.

(e) Each Loan, together with the underlying Loan Documents related thereto, constitutes a legal, valid and binding obligation of the respective borrower(s), guarantor(s) and other obligor(s), enforceable against such borrower(s), guarantor(s) and obligor(s) in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors’ rights and general equitable principles.

(f) No Loan is subject to any right of rescission, set-off, abatement, diminution, counterclaim or defense that materially affects the ability of the Company or applicable Company Subsidiary to enforce the provisions of the applicable Loan Documents, and to the Knowledge of the Company, no such claims have been asserted with respect to such Loan, and neither the Company nor any applicable Company Subsidiary has granted any rebate, set-off, allowance, credit memo, adjustment, or entered into any waiver, settlement, modification or amendment to any Loan, other than in compliance with the Company or applicable Company Subsidiary’s standard loan servicing and operating procedures and such waivers, settlements, modifications or amendments are set forth in the loan files provided to Purchaser prior to the date hereof. No borrower, guarantor or other obligor with respect to a Loan has (i) contested the validity or enforceability of, or purported to revoke, terminate or rescind, any provision of any Loan Document relating to such Loan or (ii) denied that it has any further liability or obligation under any such Loan Document.

(g) The Loan Documents relating to each Loan included in the Loan files are true, complete and correct copies of the documents they purport to be and have not been superseded, amended, modified, cancelled or otherwise modified in any respect except as set forth in the loan files provided to Purchaser prior to the date hereof.

(h) The loan file for each Loan includes all material documents, or copies thereof, relating to the Loan, and all such loan files have been provided to Purchaser.

(i) Each Loan is secured by a valid, enforceable and perfected first priority lien in favor of the Company as lender or as administrative agent for the benefit of itself and the lenders on the collateral as to which a security interest was purported to be granted in the applicable security agreement, mortgage, pledge, hypothecation, charge, collateral assignment or other security documents for such Loan, and, to the Knowledge of the Company, no fact, event, circumstance or condition exists or has occurred that would prevent the Company or applicable Company Subsidiary from continuing to hold a valid first priority perfected security interest in the collateral underlying the Loan.

(j) The transfer of the Units to Purchaser does not require any borrower or obligor or any third party under any Loan to consent to such transfer, except such consent as has been obtained.

(k) Each Loan which is secured is not cross-collateralized with any other loan except for another Loan.

4.23. Loans and Advances. Except for the Loans, neither the Company nor any Company Subsidiary has any outstanding loans or advances to any Person or is obligated to make any such loans or advances, except, in the case of the Company, for advances to Company employees in respect of reimbursable business expenses incurred in the Ordinary Course of Business in connection with their performance of services for the Company in an aggregate amount for all such employees not in excess of $10,000.

4.24. Environmental Matters. The Company and the Company Subsidiaries are and have been in compliance, in all material respects, with all Environmental, Health, and Safety Requirements applicable to them in the conduct of their respective businesses. None of the Company or the Company Subsidiaries has (i) held, released or disposed of any Hazardous Materials on, under, from or at any of their current or former properties (other than in amounts that individually or in the aggregate were not material), or (ii) received any written notice requiring the response to, or remediation of, Hazardous Materials, or demanding payment for, response to or remediation of Hazardous Materials.

4.25. Books and Records. The books of account, all minute books and all stock record books of the Company and each Company Subsidiary have been made available to Purchaser. Such books and records are complete and correct in all material respects. All of such books and records of the Company and each Company Subsidiary are in the possession of the Company or its agents.

4.26. No Other Representations or Warranties; Schedules. Except for the representations and warranties contained in this Article IV and Article V (as qualified by the Disclosure Schedules hereto), neither the Company nor any other Person makes any other express or implied representation or warranty with respect to the Company or the Company Subsidiaries or the transactions contemplated by this Agreement, and the Company and Seller disclaim any other representations or warranties, whether made by the Company, Seller or any of their respective Affiliates, officers, managers, directors, employees, agents or representatives. Except for the representations and warranties contained in this Article IV and Article V (as qualified by the Disclosure Schedules hereto), the Company and Seller hereby disclaim all liability and responsibility for, or any use by Purchaser or its Affiliates or representatives of, any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Purchaser or its Affiliates or representatives (including any opinion, information, projection or advice that may heretofore have been or may hereafter be made available to Purchaser or its Affiliates or representatives, including in any “data rooms” (including the Intralinks data site established by Seller).

ARTICLE V

SELLER REPRESENTATIONS AND WARRANTIES

Except as set forth in the Disclosure Schedules, Seller for itself and no other Person hereby represents and warrants to Purchaser as follows:

5.1. Organization. Seller is duly organized or otherwise formed, validly existing and in good standing under the laws of the State of its organization.

5.2. Power and Authority. Seller has all requisite power and authority to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement to be executed by Seller in connection with the consummation of the transactions contemplated by this Agreement (the “Seller Documents”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and Seller Documents and the consummation of the transactions contemplated hereby and thereby will have been duly authorized by all requisite actions on the part of Seller. This Agreement has been, and each of

Seller Documents will be at or prior to the Closing, duly and validly executed and delivered by Seller and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes a legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

5.3. Ownership. All of the Units are held of record by Seller and are free and clear of all Liens. The Units represent all equity securities Seller has in the Company. Neither the Company nor Seller with respect to the Company is a party to any (a) option, warrant, purchase right or other Contract that could require such Person to sell, transfer or otherwise dispose of any Units (other than this Agreement) or (b) any Contract that could entitle Seller to receive (i) any option, warrant or purchase right with respect to Units or other securities of the Company or (ii) any capital securities or interest in capital securities or other securities of the Company. Seller is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any Units other than the Company LLC Agreement.

5.4. Conflicts; Consents of Third Parties.

(a) The execution and delivery by Seller of this Agreement or Seller Documents do not, and the consummation of the transactions contemplated hereby or thereby, or compliance by Seller with any of the provisions hereof or thereof will not, result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any provision of (i) the certificate of incorporation and by-laws or comparable organizational documents of Seller; or (ii) any applicable Law or any Order of any Governmental Body applicable to Seller or by which the Units are bound, other than, in the case of clause (ii), such violations, defaults, terminations or cancellations, that could not reasonably be expected to result in Seller being unable to perform its obligations hereunder on a timely basis.

(b) No consent, waiver, Order, Permit of, or declaration or filing with, or notification to, any Governmental Body or other Person is required on the part of Seller in connection with the execution and delivery of this Agreement or Seller Documents or the compliance by Seller with any of the provisions hereof or thereof, or the consummation of the transactions contemplated hereby or thereby.

5.5. No Legal Proceedings. No actions, suits or Legal Proceedings are pending or, to the knowledge of Seller, threatened to restrain (or which would have the effect of so restraining) the entry into, performance of, compliance with and enforcement of any of the obligations of Seller hereunder.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller as follows:

6.1. Organization and Good Standing. Purchaser is a national banking association duly formed, validly existing and in good standing under the laws of the United States and has all requisite power (corporate and otherwise) and authority to own, lease and operate properties and carry on its business.

6.2. Authorization of Agreement. Purchaser has all requisite power (corporate and otherwise) and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate to be executed by it and delivered pursuant to Section 3.4(b) (the “Purchaser Documents”), and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by it of this Agreement and each Purchaser Document have been duly authorized by all necessary action on behalf of Purchaser. This Agreement has been, and each Purchaser Document will be at or prior to the Closing, duly executed and delivered by it and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Purchaser Document when so executed and delivered will constitute, the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

6.3. Conflicts; Consents of Third Parties.

(a) The execution and delivery by Purchaser of this Agreement or Purchaser Documents do not, and the consummation of the transactions contemplated hereby or thereby, or compliance by it with any of the provisions hereof or thereof will not, result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any provision of (i) its certificate of incorporation or by-laws; (ii) any Contract or Permit to which it is a party or by which any of its properties or assets of it are bound; or (iii) any applicable Law or any Order of any Governmental Body applicable to it or by which any of its properties or assets are bound.

(b) No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Governmental Body is required on the part of Purchaser in connection with the execution and delivery of this Agreement or Purchaser Documents or the compliance by it with any of the provisions hereof or thereof.

6.4. Financial Advisors. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for it in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

6.5. Condition of the Business. Notwithstanding anything contained in this Agreement to the contrary, Purchaser acknowledges and agrees that neither the Company nor Seller is making any representations or warranties, express or implied, beyond those expressly given by the Company and Seller in Article IV and Article V (as qualified by the Disclosure Schedules hereto). Any claims Purchaser may have for breach of representation or warranty shall be based solely on the representations and warranties of Seller and the Company set forth in Article IV and Article V (as qualified by the Disclosure Schedules hereto). Purchaser further represents that none of Seller, Company nor any of their respective Affiliates nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company, Seller or the transactions contemplated by this Agreement not expressly set forth in this Agreement, and none of the Company, Seller nor any of their respective Affiliates or any other Person will have or be subject to any liability to Purchaser or any other Person resulting from the distribution to Purchaser or its representatives or Purchaser’s use of, any such information, including any confidential memoranda distributed on behalf of the Company relating to the Company or other publications or data room information provided to Purchaser or its representatives, or any other document or information in any form provided to Purchaser or its representatives in connection with the sale of the Company and the transactions contemplated hereby.

6.6. Litigation. There are no Legal Proceedings pending or, to the knowledge of Purchaser, threatened against Purchaser, nor to the knowledge of Purchaser is there any pending investigation by any Governmental Body, which would give any third party the right to enjoin or rescind the transactions contemplated hereby or otherwise prevent Purchaser from complying with the terms and provision of this Agreement.

ARTICLE VII

COVENANTS

7.1. Retention and Access to Records.

(a) Following the Closing Date for a period of seven (7) years, Purchaser shall cause the Company to maintain all books and records of the Company relating to periods ending on or prior to the Closing Date as relates to Taxes and regulatory documentation and shall not dispose of such documentation without first giving reasonable prior notice to Seller and offering to surrender to Seller such books and records or any portion thereof which Purchaser or the Company may intend to dispose of, and shall make them, and any individuals responsible for maintenance of such books and records, available to Seller upon reasonable advance notice during normal business hours in connection with such related matter(s) relating to the operation of the Company’s business prior to Closing or arising out of this Agreement; provided that, notwithstanding the foregoing, (i) such access does not unreasonably interfere with the normal operations of the Company or Purchaser, and (ii) nothing herein shall require Purchaser to provide access to, or disclose any information to, Seller if such access or disclosure (A) would cause competitive harm to the Company or Purchaser, (B) would waive any legal privilege, or (C) would be in violation of applicable Law (including anti-competition Laws) or the provisions of any agreement to which the Company or Purchaser or their Affiliates are a party. Seller shall cooperate with the Company and shall use its reasonable efforts to minimize any disruption to the business of the Company and Purchaser. If at any time after Closing, Seller requires a copy of any such book or record, it shall have the right to promptly obtain a copy thereof, at its sole cost, from Purchaser.

(b) In the event and for so long as any party hereto is actively contesting or defending against any Legal Proceeding in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company or any of the Company Subsidiaries (except, in each case, for Legal Proceedings between or among the parties or their Affiliates), each of the other parties shall cooperate with such party and such party’s counsel in the defense or contest, make reasonably available their personnel, and provide such testimony and access to their books and records as shall be reasonably necessary in connection with the defense or contest, all at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefor under Article IX hereof).

7.2. Indemnification, Exculpation and Insurance.

(a) Purchaser agrees that all rights to indemnification for acts or omissions occurring prior to or as of the Closing Date now existing in favor of the managers and officers of the Company who were, as of and prior to the Closing Date, covered by the officers’ and directors’ liability insurance policies of the Company with respect to actions and omissions occurring prior to and on the Closing Date and under the Company’s governance documents (collectively, the “D&O Indemnitees”) as provided in their respective organizational documents shall survive the transactions contemplated by this Agreement and be obligations of the Company and shall continue in full force and effect in accordance with their terms for a period of not less than six (6) years from the Closing Date.

(b) Purchaser shall obtain, at Seller’s sole expense, an officers’ and directors’ liability insurance tail policy, which tail policy shall provide coverage in respect of claims arising from facts or events that occurred on or prior to the Closing Date for a period of at least six (6) years commencing from the Closing Date, for the D&O Indemnitees, on terms which are no less favorable to the D&O Indemnitees than the terms of such current insurance in effect for the Company prior to the Closing. In the event that any D&O Indemnitees is or would have been entitled to coverage under such tail policy pursuant to this Section 7.2(b) and such policy has been terminated by the Company or Purchaser, Purchaser shall pay, or shall cause the Company to pay, such D&O Indemnitees such amounts and provide any other coverage or benefits as they would have received pursuant to such tail policy.

(c) From and after the Closing Date until the sixth (6th) anniversary of the Closing Date, Purchaser shall, or shall cause the Company to, cause (i) the organizational documents of the Company to contain provisions no less favorable to the D&O Indemnitees with respect to limitation of liabilities to the beneficiaries of such provisions than are set forth as of the date of this Agreement in the Company LLC Agreement and (ii) the certificate of formation and operating agreement or comparable organizational documents of the Company to retain the current provisions set forth as of the date of this Agreement in the certificate of formation of the

Company and in the Company LLC Agreement regarding indemnification of directors, officers, employees and agents, which provisions in each case shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the D&O Indemnitees unless such modification is required by applicable Law.

(d) The provisions of this Section 7.2: (i) are intended to be for the benefit of, and shall be enforceable by, each D&O Indemnitee, his or her heirs and his or her representatives; and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by Contract or otherwise.

(e) In the event that Purchaser or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Purchaser shall assume all of the obligations thereof set forth in this Section 7.2.

(f) The obligations of Purchaser under this Section 7.2 shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnitee to whom this Section 7.2 applies without the Consent of the affected D&O Indemnitee (it being expressly agreed that the D&O Indemnitees to whom this Section 7.2 applies shall be third party beneficiaries of this Section 7.2).

7.3. Public Announcements. Each of Purchaser and Seller may issue any press release or other public statements (including the filing of a Current Report on Form 8-K or otherwise and disclosures in satisfaction of, or otherwise required by, applicable Law, including securities disclosure rules) with respect to the transactions contemplated by this Agreement, provided that the issuing party receives the other party’s approval, which shall not be unreasonably withheld, except that disclosures in satisfaction of, or otherwise required by, applicable Law (including securities disclosure rules) shall not be subject to such approval.

7.4. Tax Matters.

(a) Tax Indemnification. Seller shall indemnify Purchaser, the Company, the Company Subsidiaries and each of their Affiliates and hold them harmless from and against (i) all Taxes (or the non-payment thereof) of Seller; (ii) all Taxes (or the non-payment thereof) of the Company and the Company Subsidiaries for any Pre-Closing Tax Period or any Pre-Closing Straddle Period; (iii) all Taxes of any member or an Affiliated Group of which the Company or any Company Subsidiary (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local or non-U.S. Law or regulation; (iv) any and all Taxes of any Person imposed on the Company or any Company Subsidiary as a transferee or successor, by contract or pursuant to any Law, rule or regulation, to the extent such Taxes relate to an event or transaction occurring before the Closing; and (v) all Taxes which are the responsibility of Seller pursuant to Section 10.1; provided, however, Seller shall have no obligation to indemnify Purchaser, the Company, the Company Subsidiaries or their Affiliates for (y) any Taxes relating to a transaction occurring on the Closing Date after the Closing outside the Ordinary Course of Business (other than the transactions contemplated by this Agreement); or (z) Taxes identified in clauses (ii), (iii) or (iv) above to the extent such Taxes were taken into account in the adjustment to the Purchase Price provided by Section 3.6 of this Agreement.

(b) Preparation and Filing of Tax Returns.

(i) Seller shall prepare or cause to be prepared on a timely basis all Tax Returns that are required to be filed by the Company and each Company Subsidiary for any taxable period ending on or before the Closing Date that are due after the Closing Date (collectively, the “Pre-Closing Tax Returns”). The Pre-Closing Tax Returns shall be prepared in a manner consistent with the past practice of the Company and each Company Subsidiary in preparing and filing its Tax Returns unless otherwise required by Law. Seller shall deliver each Pre-Closing Tax Return to Purchaser for review and comment at least thirty (30) calendar days prior to the due date (including valid extensions) for the filing of such Pre-Closing Tax Return (except in the case where such 30-calendar day period is not practical, in which case as soon as practical). Within fifteen (15) calendar days of receiving a draft of such Pre-Closing Tax Return (except in the case where such 15-calendar day period is not practical, in which case as soon as practical) Purchaser shall provide its reasonable written comments to Seller, and if Purchaser does not deliver such written comments to Seller within such 15-calendar day period, Purchaser shall (A) be deemed to accept such Pre-Closing Tax Return in the form delivered by Seller; and (B) file or cause to be filed such Pre-Closing Tax Return in the form delivered by Seller prior to the due date (including valid extensions) for the filing of such Pre-Closing Tax Return. In the event Purchaser does deliver written comments to Seller within the prescribed 15-day calendar period, (Y) Purchaser and Seller shall attempt to resolve any dispute relating to the preparation of such Pre-Closing Tax Return through good faith negotiation subject to the dispute resolution procedures of Section 7.4(e); and (Z) Purchaser shall file or cause to be filed on a timely basis all Pre-Closing Tax Returns prior to their due date (including valid extensions) in the form agreed upon by Purchaser or Seller or, if applicable, subsequent to the resolution of the dispute resolution procedures of Section 7.4(e). In no event shall the failure of Purchaser and Seller to agree on the form of a Pre-Closing Tax Return prevent Purchaser from timely filing any Pre-Closing Tax Return (including any applicable extensions); provided, however, that in the event that the Independent Accountants have not yet resolved any such Tax Dispute prior to the deadline for filing such Pre-Closing Tax Return (including any applicable extensions), Purchaser shall be entitled to file such Pre-Closing Tax Return (or amendment) as prepared by Seller as adjusted to incorporate Purchaser’s reasonable written comments subject to amendment to reflect the resolution when rendered by the Independent Accountants. Purchaser shall provide Seller with a copy of any Pre-Closing Tax Return filed under this Section 7.4(b)(i) not later than ten (10) calendar days after such Pre-Closing Tax Return is filed.

(ii) Purchaser shall prepare or cause to be prepared and file or cause to be filed on a timely basis all Tax Returns that are required to be filed by the Company and each Company Subsidiary after the Closing Date, other than the Pre-Closing Tax Returns prepared by Seller pursuant to Section 7.4(b)(i), including, without limitation, the Straddle Period Returns. The Straddle Period Returns shall be prepared by Purchaser in a manner consistent with the past practice of the Company and each Company Subsidiary in preparing and filing its Tax Returns unless otherwise required by Law. Purchaser shall deliver each Straddle Period Return to Seller for review and comment at least thirty (30) calendar days prior to the due date (including valid extensions) for the filing of such Straddle Period Return (except in the case where such 30-calendar day period is not practical, in which case as soon as practical). Within fifteen (15) calendar days of receiving a draft of such Straddle Period Return (except in the case where such 15-calendar day period is not practical, in which case as soon as practical) Seller shall provide its reasonable written comments to Purchaser, and if Seller does not deliver such written comments to Purchaser within such 15-calendar day period, Seller shall be deemed to accept such Straddle Period Return in the form delivered by Purchaser. Purchaser and Seller shall attempt to resolve any dispute relating to the preparation of any Straddle Period Return through good faith negotiation subject to the dispute resolution procedures of Section 7.4(e). In no event shall the provision of comments by Seller prevent Purchaser from timely filing any Straddle Period Return (including any applicable extensions); provided, however, that in the event that the Independent Accountants have not yet resolved any such Tax Dispute prior to the deadline for filing such Straddle Period Return (including any applicable extensions), Purchaser shall be entitled to file such Straddle Period Return (or amendment) as prepared by Purchaser subject to amendment to reflect the resolution when rendered by the Independent Accountants. Purchaser shall provide Seller with a copy of any Straddle Period Return filed under this Section 7.4(b)(ii) not later than ten (10) calendar days after such Straddle Period Return is filed.

(iii) No later than three (3) Business Days prior to the due date of the filing of each Pre-Closing Tax Return or Straddle Period Return (including any applicable extensions) Seller shall pay, or cause to be paid, to Purchaser (y) the amount of Taxes shown as due on each Pre-Closing Tax Return; and (z) the amount of Taxes shown as due on each Straddle Period Return that are allocable to a Pre-Closing Straddle Period as determined in accordance with the provisions of Section 7.4(b)(iv) provided, however, that (A) if a Pre-Closing Tax Return remains subject to resolution pursuant to Section 7.4(b)(i), the amount to be paid by Seller to Purchaser no later than three (3) Business Days prior to the due date of filing such Pre-Closing Tax Return shall only be the amount of Taxes that would be owed by Seller if such Pre-Closing Tax Return was filed as initially prepared by Seller; or (B) if a Straddle Period Return is subject to resolution pursuant to Section 7.4(b)(ii), the amount to be paid by Seller to Purchaser no later than three (3) Business Days prior to the due date of filing such Straddle Period Return shall only be the amount of Taxes that would be owed by Seller if

Seller’s reasonable comments were timely delivered and incorporated into such Straddle Period Return, in each case subject to Seller’s responsibility to pay Purchaser any remaining Taxes within five (5) Business Days of resolution by the Independent Accountants if such resolution serves to increase the amount of Taxes previously paid by Seller to Purchaser with respect to such Pre-Closing Tax Return or Straddle Period Return. Notwithstanding the foregoing sentence, Seller shall not be required to pay Purchaser for any Taxes shown as due on a Pre-Closing Tax Return or a Straddle Period Return to the extent the amount of such Taxes were taken into account in the adjustment to the Purchase Price provided by Section 3.6 of this Agreement.

(iv) In the case of any sales or use taxes, value-added taxes, employment taxes, withholding taxes, and any Tax based on or measured by income, receipts or profits, obligations shall be allocated to the Pre-Closing Straddle Period or the Post-Closing Straddle Period, as applicable, by assuming that the Pre-Closing Straddle Period and the Post-Closing Straddle Period consisted of two (2) taxable years or periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date and items of income, gain, deduction, loss or credit shall be allocated between such two (2) taxable years or periods on a “closing of the books basis” by assuming that the books were closed at the close of the Closing Date; provided, however, that exemptions, allowances or deductions that are calculated on an annual basis, such as deductions for depreciation, shall be allocated to the Pre-Closing Straddle Period and Post-Closing Straddle Period in the manner described in the immediately following sentence. In the case of any other Taxes, obligations shall be allocated to the Pre-Closing Straddle Period and the Post-Closing Straddle Period based upon a fraction, the numerator of which is the number of calendar days in the period ending on the close of the Closing Date, in the case of an allocation to a Pre-Closing Straddle Period, or the number of calendar days in the period beginning the day following the Closing Date and ending on the last day of the period, in the case of an allocation to a Post-Closing Straddle Period, and in each case the denominator of which is the number of calendar days in the entire period.

(c) Cooperation and Controversies. Seller, Purchaser and the Company shall reasonably cooperate, and shall cause their respective Affiliates, agents, auditors, representatives, officers and employees to reasonably cooperate, in preparing and filing all Tax Returns (including amended returns and claims for refund), determining a liability for Taxes or a right to a refund of Taxes, or participating in or conducting any audit or similar examination of the Company, including maintaining and making available to each other all records necessary in connection with Taxes and with respect to any claim with respect to the Taxes of the Company, which cooperation shall include but not be limited to (i) providing all relevant information that is available to Purchaser, Seller and/or the Company, as the case may be, with respect to such Tax claim; (ii) making personnel available at reasonable times; and (iii) preparation of responses to requests for information; provided, that the foregoing shall be done in a manner so as to not unreasonably interfere with the conduct of business by Purchaser, the Company or any of their

Affiliates, as the case may be. None of Seller, Purchaser, Company or any of their Affiliates shall dispose of any Tax Returns, Tax schedules, material Tax work-papers or any material books or records with respect to the Company relating to a Pre-Closing Tax Period or Straddle Period unless it first offers in writing to the party the right to take possession of such materials at such other party’s sole expense and the other party fails to accept such offer within fifteen (15) calendar days of the offer being made. Any information obtained under this Section 7.4(c) shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims with respect to any Tax.

(d) Tax Controversies.

(i) If any Taxing Authority issues written notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes of the Company or a Company Subsidiary relating to a Pre-Closing Tax Period or a Pre-Closing Straddle Period for which Seller may be liable under this Agreement (such inquiry, claim, assessment, audit or similar event, a “Tax Claim”), then the party hereto first receiving notice of such Tax Claim shall provide written notice thereof to the other party hereto describing the claim, the amount thereof (if known or quantifiable) and the basis thereof within five (5) Business Days following receipt, provided, however, that the failure to provide such notice shall not relieve the other party from any of its obligations under this Section 7.4 except to the extent that such other party is materially prejudiced as a consequence of such failure.

(ii) Purchaser shall have the right to control all Tax Claims; provided, however, that if the Tax Claim relates to or includes Taxes for which Seller may be liable under this Agreement (a “Shared Tax Claim”), then (i) Purchaser shall provide Seller with a timely and reasonably detailed account of each phase of such Shared Tax Claim, (ii) Purchaser shall consult with Seller before taking any significant action in connection with such Shared Tax Claim, (iii) Purchaser shall consult with Seller and offer Seller an opportunity to comment before submitting any written materials prepared or furnished in connection with such Shared Tax Claim, (iv) Purchaser shall defend such Shared Tax Claim diligently and in good faith, (v) Seller, at its sole cost and expense, shall have the right to participate in such Shared Tax Claim and receive copies of any written materials relating to such Shared Tax Claim received from the relevant Taxing Authority, and (vi) Purchaser shall not agree to settle such Shared Tax Claim without the written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed.

(e) Tax Disputes. Notwithstanding any other provision of this Agreement, any dispute, controversy or claim arising out of or relating to this Section 7.4 (a “Tax Dispute”) that Purchaser and Seller through reasonable best efforts are not able to resolve through direct good-faith negotiation, shall be resolved in accordance with the procedures set forth in this Section 7.4(e). If there has been no resolution of the Tax Dispute after direct negotiation, then any party may seek resolution of the Tax Dispute through binding arbitration administered by tax experts of the Independent Accountants. The place of the arbitration shall be Westchester County, New York and the arbitration shall be conducted in the English language. The Independent Accountants shall be instructed to resolve the Tax Dispute and such resolution shall be (A) set forth in writing and signed by the Independent Accountants, (B) delivered to each party involved in the Tax Dispute as soon as practicable after the Tax Dispute is submitted to the Independent Accountants but no later than the fifteenth (15th) day after the Independent Accountants are instructed to resolve the Tax Dispute, (C) made in accordance with this Agreement, and (D) final, binding and conclusive on the parties involved in the Tax Dispute on the date of delivery of such resolution in the absence of fraud, malfeasance, or gross negligence. The Independent Accountants shall only be authorized on any one issue to decide in favor of and choose the position of a party involved in the Tax Dispute or to decide upon a compromise position between the ranges presented by the parties to the Independent Accountants. The Independent Accountants shall base its decision solely upon the presentations of the parties to the Independent Accountants at a hearing held before the Independent Accountants and upon any materials made available by a party and not upon independent review. The fees and expenses of the Independent Accountants shall be borne equally by Seller, on the one hand, and Purchaser, on the other hand. Purchaser, Seller and the Company shall keep the decision of the Independent Accountants confidential, except to the extent required by Law or pursuant to disclosure of Tax Returns.

(f) Tax Sharing Agreements. All tax-sharing agreements or similar agreements with respect to or involving the Company or any Company Subsidiary shall be terminated as of the Closing Date and, after the Closing Date, neither the Company nor a Company Subsidiary shall be bound thereby or have any liability thereunder.

(g) Purchase Price Adjustment. For U.S. federal, state and local Tax purposes, any payments made under this Section 7.4 shall be treated by Purchaser and Seller as an adjustment to the Purchase Price.

ARTICLE VIII

[RESERVED]

ARTICLE IX

INDEMNIFICATION

9.1. Indemnification of Purchaser.

(a) Seller agrees that, after the Closing, Purchaser, the Company and the Company Subsidiaries and their respective officers, directors, members, controlling shareholders within the meaning of the Securities Act, successors and assigns and Affiliates (each hereinafter referred to individually as a “Purchaser Indemnified Person” and collectively as “Purchaser Indemnified Persons”), shall be indemnified and held harmless by Seller from and against any and all claims, demands, suits, actions, causes of action, losses, costs, damages, liabilities and out-of-pocket expenses incurred or paid, including reasonable attorneys’ fees, but specifically excluding incidental, consequential or indirect damages, lost revenues or profits, diminution of value (except, in each case, to the extent such damages were reasonably foreseeable at the time of the breach giving rise thereto) or punitive and exemplary damages (except to the extent such damages are awarded to a third party) (hereinafter collectively referred to as “Damages”), to the extent such Damages arise out of or result from or constitute:

(i) any breach of any of the representations or warranties made by the Company or Seller in this Agreement (collectively, “Company Breaches”);

(ii) any default in, or failure to perform, any of the covenants or agreements given or made by the Company or Seller in this Agreement;

(iii) Covered Loan Indemnity Liabilities, subject to the terms, conditions and limitations set forth in Section 9.7 below;

(iv) any Company Indebtedness and Company Transaction Expenses to the extent not taken into account in determining the Final Purchase Price;

(v) any and all claims for payment of fees and/or expenses of a broker or finder in connection with the origin, negotiation or execution of this Agreement or the other Company Documents or the consummation of the transactions contemplated hereby or thereby based upon any Contract between the claimant and Seller, the Company or the Company Subsidiaries or their respective agents or representatives;

(vi) the Company’s failure for periods prior to the Closing Date to maintain its prior California finance lender’s license, which was forfeited by the California Franchise Tax Board;

(vii) one-half (1/2) of any retention payment amounts due as a result of any claim brought pursuant to the officers’ and directors’ liability insurance tail policy provided for in Section 7.2(b); and

(viii) any outstanding loans and commitments of Seller to Asheboro Elastic Corp. or any of its Affiliates.

(b) Any claim for indemnification made by a Purchaser Indemnified Person under this Section 9.1 must be raised in a writing (setting forth in reasonable detail the amount (if known) and nature of the Damages, the provisions of this Agreement on which the claim is based and the facts giving rise to such claim) delivered to Seller by no later than the applicable Survival Date (as defined below) and, if raised by such date, such claim shall survive the Survival Date until final resolution thereof.

(c) Subject to the last sentence of this paragraph (c), Seller’s aggregate liability for Damages under clause (i) (other than for the breach of any Fundamental Representations) of Section 9.1(a) shall (i) be limited to $21,000,000 minus the amount of Damages paid by Seller with respect to Covered Loan Indemnity Liabilities (the “Cap”) and (ii)

shall not apply unless and until the aggregate of such Damages exceeds a cumulative aggregate amount equal to $500,000 (the “Basket”), in which event Purchaser Indemnified Persons shall, subject to the Cap and the other limitations herein, be indemnified for only such Damages in excess of the Basket. Neither the Basket nor the Cap shall be applicable to Damages under clauses (a)(i) as relates to Fundamental Representations, (a)(ii), (a)(iii), (a)(iv), (a)(v), (a)(vi), (a)(vii), or (a)(viii) of Section 9.1 or to liabilities for fraud or criminal misconduct; provided that Seller’s obligations under clause (a)(iii) of Section 9.1 is subject to the Aggregate Covered Loan Liability Cap; and provided further that the Basket shall not be applicable to Damages under breaches of representations and warranties set forth in Section 4.13 (Employee benefits Plans) and Section 4.14 (Labor; Business Employees). For clarity, and by way of illustration of this Section 9.1(c): (x) if no Damages are paid by Seller with respect to clause (a)(iii) of Section 9.1 (Covered Loan Indemnity Liabilities), then Purchaser may seek Damages up to $21,000,000 under clause (a)(i) (subject to the other applicable limitations set forth in this Article IX), and (y) if, by way of further example, Seller pays $3,000,000 of Damages with respect to clause (a)(iii) of Section 9.1(Covered Loan Indemnity Liabilities), then Purchaser may seek Damages up to $18,000,000 under clause (a)(i) (subject to the other applicable limitations set forth in this Article IX).

(d) The amount to which a Purchaser Indemnified Person may become entitled under this Article IX shall be net of any actual recovery (whether by way of payment, discount, credit, off-set, counterclaim or otherwise) of insurance proceeds or any indemnity, contribution or other similar payment from a third party, less, in each case, any cost associated with collecting or receiving such recovery. To the extent that any Purchaser Indemnified Party actually recovers insurance proceeds or indemnity, contribution or other similar payments in respect of a matter for which such Purchaser Indemnified Party was indemnified pursuant to Section 9.1, Purchaser shall cause such Purchaser Indemnified Party to promptly pay over to Seller an amount equal to the actual amount of such insurance proceeds or other payments received, less any costs of recovery (but not in excess of the actual amount of the indemnification payment previously paid by or on behalf of Seller with respect to such Damages). Each Purchaser Indemnified Party shall use commercially reasonable efforts to collect amounts available under insurance coverages, provided that the foregoing shall not obligate such Purchaser Indemnified Party to commence a Litigation Proceeding against any insurer. Each party hereto shall take all reasonable steps to mitigate its Damages upon and after becoming aware of any event which could reasonably be expected to give rise to any Damages.

(e) Damages in respect of Covered Loan Indemnity Liabilities shall be subject to the Aggregate Covered Loan Liability Cap.

(f) Seller shall have no right of contribution, reimbursement, subrogation or indemnity against the Company in connection with any indemnification obligation to which Seller may become subject under or in connection with this Agreement.

(g) For purposes of determining the amount of Damages subject to indemnification pursuant to this Section 9.1, but not for purposes of determining whether the representations and warranties giving rise to such right to indemnification have been breached, such Damages shall be determined without regard to any qualifications or exception contained in such representation or warranty relating to materiality, Company Material Adverse Effect or similar qualification.

9.2. Indemnification of Seller. Purchaser shall, or shall cause the Company to, after the Closing, indemnify, defend and hold harmless Seller and its officers, directors, members, successors and assigns and Affiliates (the “Seller Indemnified Persons”), from and against any and all Damages (a) arising out of or resulting from any breach of any representation, warranty or covenant made by Purchaser in this Agreement and (b) incurred in connection with any and all claims for payment of fees and/or expenses of a broker or finder in connection with the origin, negotiation or execution of this Agreement or the other Company Documents or the consummation of the transactions contemplated hereby or thereby based upon any Contract between the claimant and Purchaser or any of its agents or representatives.

9.3. Notice of Claim. As used herein, the term “Claim” means a claim for indemnification by Purchaser or any other Purchaser Indemnified Person or any Seller Indemnified Person, as the case may be, for Damages under this Article IX (such Person making a Claim, an “Indemnitee”). An Indemnitee shall give notice of a Claim under this Agreement, whether for its own Damages or for Damages incurred by any other Purchaser Indemnified Person or Seller Indemnified Person, as applicable, pursuant to written notice of such Claim executed by an officer of Purchaser or Seller, as applicable, and describing, in reasonable detail, the facts, circumstances or events giving rise to the alleged Damages and, if known, the amount thereof (a “Notice of Claim”), and delivered to Seller or Purchaser, as applicable (such receiving party, the “Indemnitor”), promptly after such Indemnitee becomes aware of the existence of any potential Claim by such Indemnitee for indemnification under this Article IX, but in any event before the applicable Survival Date, arising out of or resulting from: (a) any item indemnified pursuant to the terms of Section 9.1 or 9.2, or (b) the assertion, whether orally or in writing, against any Indemnitee of a claim, demand, suit, action, arbitration, investigation, inquiry or proceeding brought by any Person who is not a party to this Agreement (or an Affiliate thereof) against any Indemnitee (in each such case, a “Third Party Claim”). So long as such Notice of Claim is given on or prior to the applicable Survival Date, no delay on the part of an Indemnitee in giving the Indemnitor a Notice of Claim shall limit or reduce the Indemnitee’s right to indemnity hereunder, nor relieve the Indemnitor from any of its obligations under this Article IX, unless (and then only to the extent that) the Indemnitor is materially prejudiced thereby.

9.4. Procedures for Indemnification – Third Party Claims.

(a) Except with respect to Tax Claims, which are addressed in Section 7.4, promptly after receipt by or assertion against an Indemnitee under Sections 9.1 or 9.2 of any Third Party Claim that may give rise to a Claim, then the Indemnitee shall as promptly as practicable send notice in writing and in reasonable detail of the Third Party Claim (including the factual basis for the Third Party Claim, and, to the extent known, the amount of the Third Party Claim) to the Indemnitor, but the failure to notify the Indemnitor will not relieve the Indemnitor of any liability that it may have to any Indemnitee, except to the extent that the Indemnitor demonstrates that the defense of such action is prejudiced by the Indemnitee’s failure to give such notice.

(b) If any Third Party Claim referred to in Section 9.4(a) is brought against an Indemnitee and it gives notice to the Indemnitor of the commencement of such Third Party Claim, the Indemnitor will be entitled to participate in such Third Party Claim and, to the extent that it wishes (unless (i) the Indemnitor is also a party to such Third Party Claim and the Indemnitee determines in good faith that joint representation would be inappropriate, or (ii) the Indemnitor fails to provide reasonable assurance to the Indemnitee of its financial capacity to defend such Third Party Claim and provide indemnification with respect to such Third Party Claim), to assume the defense of such Third Party Claim with counsel satisfactory to the Indemnitee and, after notice from the Indemnitor to the Indemnitee of its election to assume the defense of such Third Party Claim, the Indemnitor will not, as long as it diligently conducts such defense, be liable to the Indemnitee under this Article IX for any fees of other counsel or any other expenses with respect to the defense of such Third Party Claim, in each case subsequently incurred by the Indemnitee in connection with the defense of such Third Party Claim, other than reasonable costs of investigation. The Indemnitor will have thirty (30) calendar days from receipt of a notice of a Third Party Claim from an Indemnitee pursuant to Section 9.4(a) to assume the defense thereof. If the Indemnitor does not, or is not pursuant to the foregoing permitted to, assume the defense of a proceeding, the Indemnitee shall have the right to assume the defense and employ separate counsel to represent such Indemnitee and the reasonable fees and expenses of such separate counsel shall be paid by such Indemnitor. If the Indemnitor assumes the defense of a Third Party Claim, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Third Party Claim are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the Indemnitor without the Indemnitee’s consent unless (A) there is no finding or admission of any violation of Law or any violation of the rights of any Person and no effect on any other claims that may be made against the Indemnitee, and (B) the sole relief provided is monetary damages that are paid in full by the Indemnitor; and (iii) the Indemnitee will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an Indemnitor of the commencement of any Third Party Claim and the Indemnitor does not, within thirty (30) calendar days after the Indemnitee’s notice is given, give notice to the Indemnitee of its election to assume the defense of such Third Party Claim, the Indemnitor will be bound by any determination made in such Third Party Claim or any compromise or settlement effected by the Indemnitee.

(c) Notwithstanding the foregoing, if an Indemnitee determines in good faith that there is a reasonable probability that a Third Party Claim may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnitee may, by notice to the Indemnitor, assume the exclusive right to defend, compromise, or settle such Third Party Claim, but the Indemnitor will not be bound by any compromise or settlement effected without its consent (which may not be unreasonably withheld).

9.5. Procedures for Indemnification – Other Claims

(a) If an Indemnitee timely delivers a Notice of Claim (other than in respect of a Third Party Claim) to an Indemnitor, the Indemnitor shall have thirty (30) calendar days (the “Claim Objection Period”) after the date of receipt of such claim to object to such claim by giving written notice of such objection (a “Claim Objection Notice”) to Purchaser (if the Indemnitee is a Seller Indemnified Person) or to Seller (if the Indemnitee is a Purchaser Indemnified Person), which Claim Objection Notice shall specify (i) each such amount to which the Indemnitor objects and (ii) the nature and basis of each such objection in reasonable detail. If a Claim Objection Notice is not so delivered during the Claim Objection Period, the claim set forth in the Notice of Claim shall be final and binding on the parties and Seller (if the Indemnitee is a Seller Indemnified Person) or Purchaser (if the Indemnitee is a Purchaser Indemnified Person) shall pay, by wire transfer of immediately available funds to such account as is specified by the Indemnitee, the full amount thereof within three (3) Business Days following the end of the Claim Objection Period.

(b) If the Indemnitor provides a Claim Objection Notice prior to the expiration of the Claim Objection Period, Purchaser and Seller shall attempt in good faith to resolve the dispute and, if they are able to do so in whole or in part, shall promptly acknowledge such resolution in writing specifying such resolution and the agreed amount, if any, of the claim (or portion thereof). To the extent a dispute is resolved in whole or in part, such agreed amount shall, if the Indemnitee is a Seller Indemnified Person, be paid by Seller to or as directed by Purchaser or, if the Indemnitee is a Purchaser Indemnified Person, to or as directed by Seller, in either case within three (3) Business Days following such resolution.

(c) If and to the extent that Purchaser and Seller are unable to fully resolve a disputed non-Third Party Claim as set forth above, then the dispute (or the unresolved portion of the dispute, as the case may be) shall be settled pursuant to Sections 10.3 and 10.5 and, upon receipt of a final non-appealable order of a court of competent jurisdiction, and the awarded amount, if any, shall be paid, by wire transfer of immediately available funds to such account as is specified, if the Indemnitee is a Seller Indemnified Person, by Seller or, if the Indemnitee is a Purchaser Indemnitee, by Purchaser, in either case within three (3) Business Days following such final resolution.

9.6. Survival of Representations, Warranties and Covenants. All (i) representations and warranties of Seller, the Company and Purchaser contained in this Agreement, as qualified by, where applicable, the Disclosure Schedules hereto, shall remain operative and in full force and effect until the date that is fifteen (15) months after the Closing Date; provided that the Fundamental Representations (other than Section 4.9 (Taxes)) shall survive in perpetuity and the representations and warranties in Section 4.9 (Taxes) shall survive until the date that is thirty (30) calendar days after the expiration of the applicable statute of limitations, and (ii) all covenants or other agreements contained in this Agreement shall survive the Closing until fully performed or for the period contemplated by its terms (provided, that the obligation to indemnify pursuant to Section 9.1(a)(vi) shall survive until the date that is thirty (30) calendar days after the expiration of the applicable statute of limitations) (as applicable, the “Survival Date”).

9.7. Indemnification With Respect to Covered Loans.

(a) Subject to Section 9.7(d), Purchaser shall, and shall cause the Company and the Company Subsidiaries to, use commercially reasonable efforts to collect all amounts outstanding under the Covered Loans, including by, in each case to the extent consistent with

Purchaser’s bona fide credit policies and procedures as in effect from time to time, exercising commercially reasonable rights and remedies available under (i) the agreements governing the Covered Loans as in effect on the Closing Date, (ii) applicable Law and (iii) collection practices that are customary for asset-based lending activities. Claims, if any, in respect of Covered Loan Indemnity Liabilities shall be subject to the Claim procedures set forth in Section 9.5.

(b) If Purchaser or the Company proposes to sell any Defaulted Covered Loan (including any Covered Loan that becomes a Defaulted Covered loan in accordance with clause (B) of the definition thereof) to a third party or to enter into a proposed payoff of a Defaulted Covered Loan, in either case at a sale or payoff price that would result in Purchaser’s right to make an indemnification claim under Section 9.1(a)(iii) of this Agreement, then Purchaser shall first provide written notice (a “Sale or Paydown Notice”) to Seller of such proposed sale or payoff price. Seller shall have the right, within five (5) Business Days after the receipt by Seller of each Sale or Paydown Notice, to provide to Purchaser a written repurchase commitment to repurchase the Defaulted Covered Loan(s) subject to the Sale or Paydown Notice at a price (the “Repurchase Price”) equal to one hundred percent (100%) of the outstanding balance thereof, including accrued interest thereon, fees in respect thereof and reasonable and documented costs of collection incurred prior to the repurchase date (a “ROFR Repurchase Election”), in which case Seller shall be entitled and obligated to repurchase each such Defaulted Covered Loan at the Repurchase Price within five (5) Business Days after delivery of the applicable repurchase commitment to Purchaser. If Seller fails to either deliver a ROFR Repurchase Election within the five (5) Business Day period after receipt of the applicable Sale or Paydown Notice or pay the Repurchase Price to or as directed by Purchaser by wire transfer of immediately available funds within the five (5) Business Day period after delivery of the applicable repurchase commitment, then Purchaser (or the Company or applicable Company Subsidiary) may, during the subsequent ninety (90)-day period, proceed and sell or settle the Defaulted Covered Loan(s) subject to the Sale or Paydown Notice at such price and on such other terms as Purchaser may determine in its reasonable discretion (subject to its obligation to mitigate Damages under Section 9.1(c)) and seek indemnification under Section 9.1(a)(iii) of this Agreement with respect to Covered Loan Indemnity Liabilities, if any, resulting from such transaction (subject to the other terms and conditions set forth herein), provided that if the Purchaser or the Company do agree to sell or settle the Defaulted Covered Loan(s) that were subject to such Sale or Paydown Notice at a price that is lower than the price that was set forth in the Sale or Paydown Notice during such ninety(90)-day period, then the Purchaser or the Company, as applicable, shall provide to the Seller another Sale or Paydown Notice with respect thereto setting forth the proposed new sale or payoff price, and the Seller shall be entitled to deliver a ROFR Repurchase Election and repurchase the applicable Defaulted Covered Loan(s) at the Repurchase Price, but only if the Seller delivers such ROFR Repurchase Election within two (2) calendar days after receipt of the new Sale or Paydown Notice and pays the Repurchase Price to or as directed by Purchaser by wire transfer of immediately available funds within the five (5) Business Day period after delivery of the applicable repurchase commitment, and provided further that if Purchaser or the Company does not sell or settle such Defaulted Covered Loans within the ninety (90) day period following the initial Sale or Paydown Notice, then Purchaser must follow the procedures set forth in this Section 9.7(b) if it subsequently desires to sell such Defaulted Covered Loan.

(c) Purchaser shall (i) within a reasonable period of time after Closing (and, in any event, within thirty (30) days after Closing), request, or cause the Company or applicable Company Subsidiary to request, that the Covered Loan Parties in respect of each Covered Loan refinance or repay such Covered Loan as soon as practically possible, but in no event later than 120 days after delivery of such notice (the “Covered Loan Refinance Notice”), (ii) provide, or cause the Company to provide, to Seller, not less than once during each calendar quarter during the Covered Loan Survival Period, a Covered Loan status report setting forth, in reasonable detail, the then-current status of each Covered Loan, and (iii) promptly notify Seller in writing of any Covered Loan that becomes a Defaulted Covered Loan (each such notice a “Covered Loan Default Notice”), which Covered Loan Default Notice shall be accompanied by an outline, in reasonable detail, of Purchaser’s or the Company’s anticipated workout strategy with respect to such Defaulted Covered Loan; provided, however, that any failure by Purchaser to satisfy its obligations under this Section 9.7(C) shall not limit or reduce Purchaser’s right to indemnity for Covered Loan Indemnity Liabilities unless (and then only to the extent that) Seller is prejudiced thereby.

(d) Notwithstanding anything in this Agreement to the contrary, Purchaser may (or may cause the Company to), in its sole discretion, at any time and for any reason, (i) charge off, write-down or sell or otherwise dispose of (at a discount or otherwise) any Covered Loan, (ii) extend (or not extend) the maturity of any Covered Loan, (iii) make (or not make) any advance or over-advance in respect of any Covered Loan, and (iv) otherwise administer the Covered Loans in any respect as it deems necessary or appropriate; provided, however, Damages, if any, resulting from any such action shall not be indemnifiable pursuant to Section 9.1(a)(iii) unless and to the extent such Damages constitute Covered Loan Indemnity Liabilities and are not excluded under Section 9.7(a).

(e) Following expiration of the Covered Loan Survival Period, if and to the extent that Purchaser Indemnified Party has recovered, or recovers, from the applicable Covered Loan Parties principle payments in respect of all Covered Loans for which such Purchaser Indemnified Party was indemnified pursuant to Section 9.1(a)(iii) that exceed the aggregate principle payments included in Covered Loan Indemnity Liabilities actually incurred and previously recovered from Seller, Purchaser shall, or shall cause the applicable Purchaser Indemnified Party to, promptly pay over to Seller an amount equal to such excess (net of any costs incurred in connection with the collection thereof).

9.8. Exclusive Remedy. Except as may be required to specifically enforce post-Closing covenants hereunder, after the Closing Date, the indemnification rights set forth in this Article IX are and shall be the sole and exclusive remedies of Purchaser, Purchaser Indemnified Persons, the Seller, and Seller Indemnified Persons with respect to this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing, nothing in this Agreement shall limit any Person’s liability for such Person’s fraud or criminal misconduct.

9.9 Tax Treatment of Indemnification Payments. Purchaser and Seller agree to treat any indemnification payment made pursuant to this Agreement as an adjustment to the Purchase Price for all Tax purposes, unless otherwise required by Law.

ARTICLE X

MISCELLANEOUS

10.1. Payment of Sales, Use or Similar Taxes. All sales, use, transfer, intangible, recordation, documentary stamp or similar Taxes or charges, of any nature whatsoever, applicable to, or resulting from, the transactions contemplated by this Agreement shall be borne one-half by Seller and one-half by Purchaser.

10.2. Expenses. Whether or not the transactions contemplated hereby are consummated, all costs and expenses (including any brokerage commissions or any finder’s or investment banker’s fees and including attorneys’ and accountants’ fees) incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated hereby and the consummation of the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses.

10.3. Submission to Jurisdiction; Consent to Service of Process; Waiver of Jury Trial.

(a) The parties hereto irrevocably submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such court. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or Legal Proceeding by delivery of a copy thereof in accordance with the provisions of Section 10.6.

(c) TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY HEREBY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING IN WHOLE OR IN PART UNDER, RELATED TO, BASED ON OR IN CONNECTION WITH THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.3 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

10.4. Entire Agreement; Amendments and Waivers. This Agreement (including the Schedules) and the Confidentiality Agreement represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by Purchaser, on the one hand, and Seller, on the other hand. No action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

10.5. Governing Law. This Agreement shall be governed by, and are to be interpreted and enforced in accordance with, the internal Laws of the State of Delaware applicable to contracts entered into and performed entirely within the State of Delaware, without giving effect to any choice of Law or conflict of Laws rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

10.6. Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally to the recipient, (b) when sent to the recipient by facsimile or electronically scanned transmission (including e-mail), so long as the sender of such electronically scanned transmission has, in the case of a facsimile, received confirmation of transmission, or has not, in the case of e-mail, received an automatic e-mail from the applicable e-mail server indicating delivery failure, (c) one Business Day following the day sent by commercial overnight courier, or (d) three (3) Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):

If to Seller, to:

NewStar Financial, Inc.

500 Boylston Street, Suite 1250

Boston, MA 02116

Attn: Robert K. Brown

Email: rbrown@newstarfin.com

Fax: (617) 848-4300

With a copy to:

Locke Lord LLP

111 Huntington Avenue

Boston, MA 02199-7613

Attn: George Ticknor, Esq.

Email: george.ticknor@lockelord.com

Fax: (866) 955-9167

If to Purchaser, to:

Sterling National Bank

400 Rella Blvd.

Montebello, New York 10901

Attn: Thomas X. Geisel and Catherine Birch

Email: tgeisel@snb.com and cbirch@snb.com

Fax: (212) 764-0579

With a copy to:

Squire Patton Boggs (US) LLP

221 E. Fourth Street, Suite 2900

Cincinnati, OH 45202

Attn: James J. Barresi, Esq.

E-Mail: James.Barresi@SquirePB.com

Fax: (513) 361-1201

10.7. Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect.

10.8. Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement except as contemplated by Section 9.7. No assignment of this Agreement or of any rights or obligations hereunder may be made by either the Company or Purchaser, directly or indirectly (by operation of Law or otherwise), without the prior written Consent of the other parties hereto and any attempted assignment without the required consents shall be void. No assignment of any obligations hereunder shall relieve the parties hereto of any such obligations. Upon any such permitted assignment, the references in this Agreement to Purchaser shall also apply to any such assignee unless the context otherwise requires.

10.9. Retention of Counsel. In any dispute or Legal Proceeding arising under or in connection with this Agreement following the Closing, Seller shall have the right, at its election, to retain Locke Lord LLP to represent it in such matter, and Purchaser, for itself and the Company and for their respective successors and assigns, hereby irrevocably waives and consents to any such representation in any such matter and the communication by such counsel to Seller in connection with any such representation of any fact known to such counsel arising by reason of such counsel’s prior representation of the Company. Purchaser, for itself and the Company and for its and such respective Persons’ Affiliates, successors and assigns, irrevocably acknowledges and agrees that all communications between any of the Company, Seller and counsel made in connection with the negotiation, preparation, execution, delivery and Closing under, or any dispute or proceeding arising under or in connection with this Agreement or otherwise that, immediately prior to the Closing, would be deemed to be privileged communications of any of the Company, Seller and their counsel and would not be subject to disclosure to Purchaser in connection with any process relating to a dispute arising under or in connection with, this Agreement or otherwise, shall continue after the Closing and for all purposes be deemed to be privileged communications between Seller and such counsel and neither Purchaser nor any Person purporting to act on behalf of or through Purchaser shall seek to obtain the same by any process on the grounds that the privilege attaching to such communications, belongs to the Company, and not Seller.

10.10. No Recourse or Personal Liability. Notwithstanding anything that may be expressed or implied in this Agreement to the contrary, Purchaser agrees and acknowledges, both for itself and its Affiliates, that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any current or future manager, officer, employee, equityholder, member of the Company or of any Affiliate or assignee thereof, whether in their capacity as such or otherwise, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any current or future manager, officer, employee, equityholder, or Seller, or of any Affiliate or assignee thereof, whether in their capacity as such or otherwise, for any obligation of the Company under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

10.11. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

10.12. Release. Effective as of the Closing, Seller, for itself and its Affiliates and their respective directors, managers, officers, shareholders, members, partners and representatives (collectively, the “Releasing Parties,” as applicable, hereby releases and forever discharges Purchaser and the Company, and each of Purchaser’s and the Company’s respective individual, joint or mutual, past, present and future representatives, Affiliates, principals, officers, employees, agents, attorneys, representatives, insurers, subrogors, subrogees, licensees, predecessors, members, directors, managers, stockholders, controlling persons, subsidiaries, successors and assigns (individually a “Releasee” and collectively, the “Releasees”) from any and all claims, demands, Legal Proceedings (including those arising out of or in any way related to any Law prohibiting discrimination on the basis of age, race, color, religion, disability, sex, national origin, citizenship or other protected classification, including, without limitation, claims under Title VII, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act, and the Americans With Disabilities Act), Orders, obligations, rights of indemnification, contribution or subrogation, contracts, agreements, debts and liabilities whatsoever, whether known or unknown, by statute, at law and in equity (the “Released Claims”) which Seller (or any of the other Releasing Parties) now has, has ever had or may hereafter have against the respective Releasees on account of or arising out of any matter, cause or event occurring contemporaneously with or prior to the Closing and, in either case, related to the ownership of the Units, service as an officer, manager or director of the Company or any Company Subsidiary, or the business and affairs of the Company or any Company Subsidiary, including, without limitation, all such Released Claims arising under or in connection with any financing, guaranty or other financial accommodation (and all subrogation rights that may arise in the future on account thereof), investment, advance, loan, lease, provision of goods or services, Contracts or other undertaking or transaction entered into with or on behalf of the Company or any Company Subsidiary by Seller (or any of the other Releasing Parties); provided, however, that nothing contained herein shall operate to release any obligation of the Company or Purchaser arising pursuant to this Agreement or the other documents delivered in connection herewith. Seller acknowledges that it may hereafter discover claims or facts in addition to or different from those which it now knows or believes to exist with respect to the subject matter of this release and which, if known or suspected at the time of executing this release, may have materially affected its willingness to enter into this release. Nevertheless, Seller, on behalf of itself and the other Releasing Parties, hereby waives any right, claim, or cause of action that might arise as a result of such different or additional claims or facts.

** REMAINDER OF PAGE INTENTIONALLY LEFT BLANK **

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

PURCHASER:

STERLING NATIONAL BANK

By:	/s/ Thomas X. Geisel
Name:	Thomas X. Geisel
Title:	Executive Vice President, Specialty Finance

COMPANY:

NEWSTAR BUSINESS CREDIT LLC

By:	NewStar Financial, Inc., its
sole member

By:	/s/ Robert K. Brown
Name:	Robert K. Brown
Title:	Secretary

SELLER:

NEWSTAR FINANCIAL, INC.

By:	/s/ Robert K. Brown
Name:	Robert K. Brown
Title:	Secretary

Signature Page to Unit Purchase Agreement